Exhibit 10.58

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Among:

DB STRUCTURED PRODUCTS, INC., as Buyer

ASPEN FUNDING CORP., as Buyer

NEWPORT FUNDING CORP., as Buyer

And

NOVASTAR FINANCIAL, INC., as Seller

NOVASTAR MORTGAGE, INC., as Seller

NOVASTAR CERTIFICATES FINANCING CORPORATION, as Seller

NOVASTAR CERTIFICATES FINANCING LLC, as Seller

ACCELERON LENDING, INC., as Seller

HOMEVIEW LENDING, INC., as Seller

Dated as of January 5, 2007

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EXHIBITS

EXHIBIT A-1	MONTHLY CERTIFICATION OF SELLER
EXHIBIT A-2	MONTHLY CERTIFICATION OF NFI
EXHIBIT B	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO LOANS
EXHIBIT C	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASED SECURITIES
EXHIBIT D	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO ELIGIBLE STOCK AND REO PROPERTIES
EXHIBIT E	FORM OF TRANSACTION NOTICE
EXHIBIT F-1	FORM OF SELLER’S RELEASE
EXHIBIT F-2	FORM OF WAREHOUSE LENDER’S RELEASE

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AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Dated as of January 5, 2007

BETWEEN:

DB Structured Products, Inc. (“DBSP”), Aspen Funding Corp. (“Aspen”), Newport Funding Corp. (“Newport” and collectively with DBSP and Aspen, the “Buyers” and individually a “Buyer”, which term shall include any “Principal” as defined and provided for in Annex I), or as agent pursuant hereto (“Agent”), and

NovaStar Financial, Inc. (“NFI”), NovaStar Mortgage, Inc. (“NMI”), Acceleron Lending, Inc. (“Acceleron”), NovaStar Certificates Financing Corporation (“NCFC”), NovaStar Certificates Financing LLC (“NCFL”) and HomeView Lending, Inc. (“HomeView”) (each of NFI, NMI, Acceleron NCFC, NCFL, and HomeView, a “Seller” and jointly and severally, the “Seller” or the “Sellers”).

1. APPLICABILITY

DBSP shall (and Aspen and/or Newport may), from time to time, upon the terms and conditions set forth herein, agree to enter into transactions in which a Seller transfers to the related Buyer Eligible Assets against the transfer of funds by the related Buyer, with a simultaneous agreement by the related Buyer to transfer to such Seller such Purchased Assets at a date certain, against the transfer of funds by such Seller. Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement. Buyers, NMI Repurchase Corporation II, NCFC, NFI, NCFL, and HVL Repurchase Corporation II entered into that certain master repurchase agreement (the “Original Agreement”) dated as of September 10, 2003. This Agreement amends, restates and replaces the Original Agreement in its entirety.

2. DEFINITIONS AND INTERPRETATION

a. Defined Terms.

“Acceleron” means Acceleron Lending, Inc., a corporation incorporated under the laws of the State of Delaware.

“Accepted Servicing Practices” shall mean with respect to any Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as the Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures for MBS pool mortgages defined in the Fannie Mae servicing guides including future updates.

“Additional Purchased Assets” shall have the meaning assigned thereto in Section 6(a) hereof.

“Adjustable Rate Mortgage Loan” means a Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

“Adjusted Tangible Net Worth” means consolidated net worth (calculated in accordance with GAAP) less intangible assets and intercompany/interaffiliate receivables.

“Adjustment Date” means with respect to each Adjustable Rate Mortgage Loan, the date set forth in the related Note on which the Mortgage Interest Rate on the Loan is adjusted in accordance with the terms of the Note.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person; provided, however, that NovaStar Home Mortgage, Inc. shall not be deemed to be an Affiliate of any Seller. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting equity, by contract or otherwise.

“Agency Loan” means a loan that conforms to the published purchase requirements of Fannie Mac or Freddie Mac.

“Agent” means any Buyer or any successor.

“Agreement” means this Amended and Restated Master Repurchase Agreement, as supplemented by the Amended and Restated Pricing Side Letter, as it may be amended, further supplemented or otherwise modified from time to time.

“ALTA” shall mean the American Land Title Association.

“Alt-A Loan” means a Loan that satisfies the guidelines for such loans set forth in the Underwriting Guidelines.

“Appraised Value” shall mean the value set forth in an appraisal as the value of the Mortgaged Property (or the related Residential Dwelling unit in the Underlying Mortgaged Property, in the case of a Co-op Loan).

“Approved Title Insurance Company” shall mean a title insurance company that has not been disapproved by Buyers in their sole discretion in a written notice to the Custodian by Buyers.

“Asset” shall mean any Loan, Eligible Stock or Eligible Security.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyers.

“Balloon Loan” means an Option ARM Loan, 40-Year Loan or Interest-Only Loan identified on the Loan Schedule as a balloon mortgage loan.

“Borrower” means the obligor or obligors on a Note, including any Person that has acquired the related collateral and assumed the obligations of the original obligor or obligors under the Note.

“Breakage Costs” shall have the meaning assigned thereto in Section 3(c) herein.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day upon which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is obligated by law or executive order to be closed.

“Buyer’s MV Margin Amount” means, with respect to any Transaction as of any date of determination, the amount obtained by application of Buyer’s MV Margin Percentage to the Repurchase Price for such Transaction as of such date.

“Buyer’s MV Margin Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Buyer’s Par Margin Amount” means, with respect to any Transaction, as of any date of determination, the amount obtained by application of Buyer’s Par Margin Percentage (measured by the outstanding principal balance of the Purchased Loan or Purchased Security, as applicable and with respect to Purchased Eligible Stock, the Current BPO with respect to the related REO Properties) to the Repurchase Price for such Transaction as of such date.

“Buyer’s Par Margin Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents” shall mean any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“CDO Eligible RMBS Securities” shall mean, residential mortgage-backed securities issued by third parties and intended for Sellers’ collateralized debt obligation issuance activities.

“Change in Control” shall mean the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of outstanding shares of voting stock of NFI at anytime if after giving effect to such acquisition such Person or Persons owns fifty percent (50%) or more of such outstanding voting stock.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Buyers (or any Affiliate of a Buyer) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning assigned thereto in Section 8 hereof.

“Collection Account” means the following account established by the Sellers in accordance with Section 13(u) for the benefit of the Buyers,

“Collection Account Control Agreement” means a collection account control agreement among the Sellers, the Buyers and the Control Bank in form and substance satisfactory to the Buyers.

“Combined Loan-to-Value Ratio or CLTV” shall mean with respect to any (i) First Lien Mortgage Loan or Second Lien Mortgage Loan, the sum of the original principal balance of such First Lien Mortgage Loan or Second Lien Mortgage Loan, as applicable, at the time of origination and the outstanding principal balance of any related first lien loan or second lien loan, as applicable as of the date of origination of such First Lien Mortgage Loan or Second Lien Mortgage Loan, as applicable, divided by the lesser of (a) the Appraised Value of the related Mortgage Property as of the date of origination of such First Lien Mortgage Loan or Second Lien Mortgage Loan, as applicable and (b) if the related Mortgaged Property was purchased within twelve (12) months of the origination of such First Lien Mortgage Loan or Second Lien Mortgage Loan, as applicable, the purchase price of such Mortgaged Property, (ii) First Lien Mortgage Loan which is a Seasoned Sub-Performing Loan (except any Seasoned Re-Performing Loan) or a 90-Day Delinquent Loan, or Second Lien Mortgage Loan which is a Seasoned Sub-Performing Loan (except any Seasoned Re-Performing Loan) or a 90-Day Delinquent Loan, the sum of the current principal balance of such First Lien Mortgage Loan or Second Lien Mortgage Loan, as applicable, at the time of determination and the outstanding principal balance of any related first lien loan or second lien loan, as applicable as of the date of determination of such First Lien Mortgage Loan or Second Lien Mortgage Loan, as applicable, divided by the Current BPO and (iii) First Lien Mortgage Loan which is a Seasoned Performing Loan or a Seasoned Re-Performing Loan or Second Lien Mortgage Loan which is a Seasoned Performing Loan or a Seasoned Re-Performing Loan, the sum of the current principal balance of such First Lien Mortgage Loan or Second Lien Mortgage Loan, as applicable, at the time of determination and the outstanding principal balance of any related first lien loan or second lien loan, as applicable as of the date of determination of such First Lien Mortgage Loan or Second Lien Mortgage Loan, as applicable, divided by the lesser of (a) the most recent Appraised Value of the related Mortgage Property and (b) if the related Mortgaged Property was purchased within twelve (12) months of the origination of such First Lien Mortgage Loan or Second Lien Mortgage Loan, as applicable, the purchase price of such Mortgaged Property.

“Commercial Paper Note” shall mean the short-term promissory notes issued by Aspen or Newport having an original term to maturity of 270 days or less (including the date of issuance thereof).

“Confirmation” shall have the meaning assigned thereto in Section 4(b) hereof.

“Conforming Mortgage Loan” shall mean an Eligible Asset which is insured by, and meets all criteria of, Fannie Mae, Freddie Mac, the FHA or the Department of Veterans Affairs which is secured by a first lien on the related Mortgaged Property.

“Control Agreement” shall, mean, with respect to any Purchased Securities, a securities account control agreement among NCFC, NCFL, NMI, NFI, Buyers and a financial intermediary, in a form acceptable to Buyers.

“Control Bank” means (i) Wachovia Bank, National Association and its successors thereto, or (ii) such other bank as may be mutually acceptable among Sellers and Buyers.

“Co-op” shall mean a private, cooperative housing corporation, having only one class of stock outstanding, which owns or leases land and all or part of a building or buildings, including apartments, spaces used for commercial purposes and common areas therein and whose board of directors authorizes the sale of stock and the issuance of a Co-op Lease.

“Co-op Lease” shall mean, with respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

“Co-op Loan” shall mean an Eligible Asset that is a Conforming Mortgage Loan, which is secured by the pledge of stock allocated to a dwelling unit in a Co-op and a collateral assignment of the related Co-op Lease.

“Co-op Security Agreement” shall mean the agreement creating, a first lien security interest in the stock allocated to a dwelling unit in the residential cooperative housing corporation that was pledged to secure such Co-op Loan and the related Co-op Lease.

“Current BPO” shall mean a broker’s price opinion that was issued less than 90 days prior to the initial Purchase Date of such Loan.

“Custodian” means U.S. Bank, National Association, or its successors and permitted assigns.

“Custody Agreement” means the Amended and Restated Custodial Agreement, dated as of January 5, 2007 among NFI, NMI, Acceleron, HomeView, Buyers and Custodian.

“DBSI” means Deutsche Bank Securities, Inc. and any successor thereto.

“Default” means any event, that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Default Rate” means, as of any date of determination, the lesser of (i) the Prime Rate plus 2% and (ii) the maximum rate permitted by applicable law. The Default Rate is calculated on the basis of a 360-day year and the actual number of days elapsed between the date of Default and the date of determination.

“Delinquent” means, with respect to a Loan, that a monthly payment due thereon is not made by the close of business on the due date.

“Delinquent Loan” means a Loan that is Delinquent.

“Disbursement Agreement” means the Amended and Restated Disbursement Agreement dated as of January 5, 2007 among NFI, NMI, Acceleron, HomeView, Buyers, Servicer and Deutsche Bank National Trust Company.

“Due Date” shall mean the day on which the Monthly Payment is due on a Loan, exclusive of any days of grace which day is the first day of the month.

“Effective Date” shall mean the date set forth on the top of the first page of this Agreement.

“Electronic Tracking Agreement” means the Amended and Restated electronic tracking agreement dated as of January 5, 2007 among Buyers, NMI, NFI, Acceleron, HomeView, MERSCORP, Inc. and Mortgage Electronic Registration, Systems, Inc.

“Eligible Asset” shall have the meaning assigned thereto in the Pricing Side Letter.

“Eligible Assignee” means an Affiliate of Buyer (other than DBSI) with a short-term debt rating of at least “P-1” by Moody’s or “A1” by S&P or any other Person approved in writing by Sellers (which approval shall not be unreasonably withheld).

“Eligible Entity” shall mean a corporation or other entity which is wholly and directly owned by either NFI, NMI, HomeView or Acceleron and (i) which is a Special Purpose Entity created for the sole and express purpose of acquiring and holding REO Properties, (ii) owns one or more REO Properties; provided that, the number of REO Properties owned by such Eligible Entity shall be an amount acceptable to the Buyer and (iii) the Eligible Stock of which is subject to a Transaction.

“Eligible Loan” shall have the meaning assigned thereto in the Pricing Side Letter and shall be either a Subprime Loan, Alt-A Loan, Agency Loan, 30-Day Delinquent Loan, 60-Day Delinquent Loan, 90-Day Delinquent Loan, Seasoned Performing Loan, Seasoned Sub-Performing Loan or Wet-Ink Mortgage Loan.

“Eligible Security” means AAA rated interest-only and prepayment penalty securities issued in conjunction with the securitization of Seller-originated residential mortgage loans, AAA, AA, A, BBB and BB rated residential mortgage securities and investment grade NIM Bonds (as defined below in the definition of Pre-NIM Securities), CDO Eligible RMBS Securities (provided, that no CDO Eligible RMBS Security is subject to Transactions for more than 30 days) and, to the extent that DBSI is lead manager, co-lead manager or co-manager of the securitization of the NIM Bonds and the related primary securitization, unrated Pre-NIM Securities, however, Eligible Securities shall not include any securities publicly issued pursuant to a securitization in connection with which DBSI or an affiliate of DBSI acted as an underwriter (generally, within 30 days of issuance).

“Eligible Stock” shall mean all of the shares of Capital Stock of an Eligible Entity, together with all stock certificates, options or rights of any nature whatsoever which may be issued or granted by such Eligible Entity to the related Seller while this Agreement is in effect which meets the representations and warranties set forth on Exhibit D hereto.

“Escrow Instruction Letter” shall mean the escrow or closing instruction letter from the Seller to the Settlement Agent;

“Escrow Payments” shall mean the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, mortgage insurance premiums, fire and hazard insurance premiums and other payments as may be required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Note or Mortgage.

“Event of Default” shall have the meaning assigned thereto in Section 18 hereof.

“Executive Officer” shall have the meaning assigned to it in Rule 3b-7 of the Securities Exchange Act of 1934.

“Facility Fee Amount” shall have the meaning assigned thereto in the Pricing Side Letter.

“Fannie Mae” shall mean the Federal National Mortgage Association, and its successors in interest.

“FHA” shall mean the Federal Housing Administration, an agency within HUD, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA regulations.

“First Lien Mortgage Loan” shall mean an Eligible Asset secured by a first priority lien on the related Mortgaged Property.

“40-Year Loan” shall mean a Loan which i) provides for amortization of the principal thereof over a thirty year period based on a forty year amortization schedule, and ii) becomes fully due and payable at the end of the thirtieth year after origination.

“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation, and its successors in interest.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governing Agreements” means, with respect to any Purchased Security, a copy of the final, executed pooling and servicing agreement, trust agreement, indenture and any other document, agreement or instrument entered into in connection with the issuance of such Purchased Security, as each such document may be amended from time to time in accordance with their terms.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over any Seller.

“Gross Margin” shall mean with respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Note and the Loan Schedule that is added to the Index on each Adjustment Date in accordance with the terms of the related Note to determine the new Mortgage Interest Rate for such Loan.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person.

“Hedge Instrument” means any interest rate cap agreement, interest rate floor agreement, interest rate swap agreement or other interest rate hedging agreement entered into with respect to any Purchased Asset by a Seller with a counterparty approved by Buyers.

“High Cost Loan” means a Loan that is (a) subject to, covered by or in violation of the provisions of the Homeownership and Equity Protection Act of 1994, as amended, (b) a “high cost”, “covered”, “abusive”, “predatory” or “high risk” mortgage loan under any federal, state or local law or regulation, or similarly classified loan using different terminology under a law or regulation imposing heightened regulation scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees, or any other state law or regulation providing assignee liability to holders of such mortgage loans, or (c) a “High Cost Loan” or “Covered Loan,” as applicable (as such terms are defined in the current version of the Standard & Poor’s LEVELS® Glossary Revised, Appendix E).

“HomeView” means HomeView Lending, Inc., a corporation incorporated under the laws of the state of Delaware.

“HUD” shall mean The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA mortgage insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

“Income” means, with respect to any Purchased Asset at any time, any principal and/or interest thereon and all dividends, sale proceeds and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance and any dividends and distributions made by an Eligible Entity to its shareholders), but not including any commitment fees, origination fees and/or servicing fees accrued in respect of periods on or after the initial Purchase Date with respect to such Purchased Asset.

“Indebtedness” shall mean, for any Person: (a) all obligations for borrowed money (excluding non-recourse debt obligations); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued for account of such Person; (e) capital lease obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others guaranteed on a recourse basis by such Person (including the related guarantees); (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) indebtedness of general partnerships of which such Person is a general partner.

“Index” means with respect to each Adjustable Rate Mortgage Loan, the index identified on the related Loan Schedule and set forth in the related Note for the purpose of calculating the interest rate thereon.

“Interest-Only Loan” means a Loan which provides that, for a period of time not in excess of 120 months, the Borrower is required to pay interest (on a monthly basis), as accrued thereon.

“Investment Company Act” means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“Legal Balance” shall mean, with respect to any REO Property, the unpaid principal balance of the mortgage loan related to such REO Property at the time of foreclosure of such mortgage loan, plus all accrued and unpaid interest and fees owing from the related Borrower, plus all outstanding and unreimbursed advances made by the related servicer with respect to such REO Property since the foreclosure.

“LIBOR” shall mean, for each day, the rate determined by Buyers on the basis of the offered rate for one-month U.S. dollar deposits, as such rate appears on Telerate Page 3750 as of 11:00 a.m. (London time) on such date; provided that if such rate does not appear on Telerate Page 3750, the rate for such date will be the rate determined by reference to such other comparable publicly available service publishing such rates as may be selected by Buyers in their sole discretion and communicated to Sellers.

“Loan” means (i) a first lien or second lien, fixed rate or adjustable rate, closed-end home equity residential loan, (ii) a Co-op Loan, (iii) such other type of loan, lease or other receivable as shall be agreed upon by the parties or (iv) any interest in, or secured by, any such loan, lease or other receivable.

“Loan Advance Facility” shall mean the Receivable Loan and Security Agreement dated as of October 28, 2005 among DB Structured Products, Inc., NovaStar Mortgage, Inc. and NovaStar Financial, Inc.

“Loan Delivery Information” shall have the meaning assigned thereto in the Custody Agreement.

“Loan File” shall have the meaning assigned thereto in the Custody Agreement.

“Loan Schedule” means the list of Loans delivered by the related Seller to the related Buyer and Custodian together with each Transaction Notice and attached by the Custodian to the related Trust Receipt. Each Loan Schedule shall set forth the information required by the related Buyer and any other additional items to be delivered as set forth on Annex 1 to the Custody Agreement.

“Loan-to-Value Ratio” or “LTV” means with respect to any Loan, the ratio of the outstanding principal amount of such Loan at the time of origination to the lesser of (a) the Appraised Value of the related Mortgaged Property at origination of such Loan and (b) if the related Mortgaged Property was purchased within twelve (12) months of the origination of such Loan, the purchase price of the related Mortgaged Property.

“Manufactured Home” means a prefabricated or manufactured home a lien on which secures a Loan and which is considered and treated as “real estate” under applicable law.

“Margin Call” shall have the meaning assigned thereto in Section 6(a) hereof.

“Margin Deficit” shall have the meaning assigned thereto in Section 6(a) hereof.

“Market Value” means except as set forth in the Pricing Side Letter, (i) with respect to any Purchased Asset that is an Eligible Asset, as of any date of determination, the market value ascribed to such asset by the related Buyer in its sole discretion as marked to market daily, and (ii) with respect to a Purchased Asset that is not an Eligible Asset or the related Buyer deems a Purchased Asset to be unsecuritizable or otherwise uncollectible, zero. Any REO Property that is held by an Eligible Entity shall have a Market Value of zero if the REO Property File does not contain (a) a broker’s price opinion that was issued less than 90 days prior to the Purchase Date of the related Eligible Stock and (b) an updated broker’s price opinion for each six month period that such REO Property is held by an Eligible Entity and subject to Transactions hereunder.

“Master Netting Agreement” means the Amended and Restated letter agreement dated as of January 5, 2007, among Buyers and NFI and certain Affiliates.

“Material Adverse Change” means, with respect to a Person, any material adverse change in the business, condition (financial or otherwise), operations, performance, or properties taken as a whole of such Person.

“Material Adverse Effect” means (a) a Material Adverse Change with respect to NFI or NFI and its Affiliates that are party to, any Program Document taken, as a whole; (b) material impairment of the ability of NFI or any Affiliate thereof that is a party to any Program Document to perform under any Program Document and to avoid any Event of Default; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against NFI or any Affiliate that is a party to any Program Document; or (d) a material adverse effect upon the value or marketability of a material portion of the Purchased Assets.

“Maximum Aggregate Purchase Price” means $800,000,000 which shall be reduced on a dollar-for dollar basis by the outstandings on any loan advanced under the Loan Advance Facility.

“Maximum Mortgage Interest Rate” means with respect to each Adjustable Rate Mortgage Loan, a rate that is set forth on the related Loan Schedule and in the related Mortgage Note and is the maximum interest rate to which the Mortgage Interest Rate on such Mortgage Loan may be increased on any Adjustment Date.

“Mortgage” means a mortgage, deed of trust, or other instrument that creates a lien on the related Mortgaged Property and secures a Note, and with respect to a Co-op Loan, the Co-op Security Agreement.

“Monthly Payment” shall mean with respect to any Loan, the scheduled payment of principal and/or interest payable by a Mortgagor under the related Mortgage Note on each Due Date.

“Mortgage Interest Rate” shall mean with respect to each Loan, the annual rate at which interest accrues on such Loan from time to time in accordance with the provisions of the related Note.

“Mortgagee” shall mean the record holder of a Note secured by a Mortgage.

“Mortgagor” shall mean the obligor or obligors on a Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Mortgaged Property” means, with respect to a Loan, the related Borrower’s fee interest in real property or leasehold interest in real property and all other collateral securing repayment of the debt evidenced by the related Note.

“NFI” means NovaStar Financial, Inc., a corporation incorporated under the laws of the State of Maryland.

“NMI” means NovaStar Mortgage, Inc. a corporation incorporated under the laws of the State of Virginia.

“90-Day Delinquent Loan” shall mean a Loan that is ninety (90) days or more Delinquent.

“Note” means, with respect to any Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Borrower.

“Notice Date” shall have the meaning assigned thereto in Section 4(a) hereof.

“Obligations” means (a) all of Sellers’ obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities of Sellers’ to Buyers, its Affiliates, Custodian or any other Person arising under, or in connection with, the Program Documents, whether now existing or hereafter arising; (b) any and all sums paid by Buyers or on behalf of Buyers pursuant to the Program Documents in order to preserve any Purchased Asset or its interest therein and (c) in the event of any proceeding for the collection or enforcement of any of Sellers’ indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Buyers or any such Affiliate of their rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs.

“Option ARM Loan” means an Adjustable Rate Mortgage Loan that (i) provides the Mortgagor with multiple Monthly Payment options, and (ii) may result in negative amortization, as set forth in the related Underwriting Guidelines.

“Person” shall mean any legal person, including any individual, corporation, partnership, association, joint-stock company, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

“Pre-NIM Securities” means, subordinate securities designated as Class C (each, a “Class C Security” and collectively, the “Class C Securities”), Class P (each, a “Class P Security” and collectively, the “Class P Securities”), Class X (each, a “Class X Security” and collectively, the “Class X Securities”), or Class O (each, a “Class O Security” and collectively, the “Class O Securities” issued in connection with a securitization by a Seller or any Subsidiary thereof of mortgage loans and utilized to create investment grade NIM Bonds. “NIM Bonds” shall mean any securities (each, a “NIM Bond”) created pursuant to the restructure of any Class C Securities, Class P Securities, Class X Securities and Class O Securities through one or more “net interest margin” transactions.

“Price Differential” means, with respect to each Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential in respect of such period previously paid by the related Seller to Buyers with respect to such Transaction).

“Pricing Rate” means the per annum percentage rate for determination of the Price Differential as set forth in the Pricing Side Letter.

“Pricing Side Letter” means the amended and restated pricing side letter, dated as of January 5, 2007, among Sellers and Buyers, as the same may be amended, supplemented or modified from time to time.

“Prime Rate” means the daily prime, loan rate as reported in The Wall Street Journal or if more than one rate is published, the highest of such rates.

“Principal” shall have the meaning given to it in Annex I.

“Program Documents” means this Agreement, the Custody Agreement, any Servicing Agreement, the Master Netting Agreement, any assignment of Hedge Instrument, the Pricing Side Letter, the Disbursement Agreement, the Collection Account Control Agreement, the Electronic Tracking Agreement and any other agreement entered into by a Seller and/or the Servicer, on the one hand, and the Buyers or one of their Affiliates (or Custodian on its behalf) on the other, in connection herewith or therewith.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” means the date with respect to each Transaction on which Purchased Assets are sold by a Seller to a Buyer hereunder.

“Purchase Price” shall have the meaning assigned thereto in the Pricing Side Letter.

“Purchase Price Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Purchased Assets” means any of the following assets sold by any Seller to any Buyer in a Transaction: (i) the related Loans, together with the, related Records, Servicing Rights, Sellers’ rights under any related Hedge Instruments, and other Collateral, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing, (ii) the Purchased Securities or (iii) the Purchased Eligible Stock. The term “Purchased Assets” with respect to any Transaction at any time also shall include Additional Purchased Assets delivered pursuant to Section 6(a) hereof.

“Purchased Eligible Stock” means Eligible Stock that is purchased hereunder.

“Purchased Securities” means Eligible Securities that are purchased hereunder.

“Purchased Security Information” means with respect to each Purchased Security, security name, coupon, maturity date, par value, rating, issuance date, a file or files in electronic format acceptable to the related Buyer with respect to all mortgage loans evidenced by or securing the Purchased Security and updated copies of such files if the information contained in prior files delivered to the related Buyer with respect to such mortgage loans changes, and any other information required by the related Buyer.

“REO Property” means Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure, title to which is held by an Eligible Entity, and all other rights, benefits and proceeds arising from and in connection with such Mortgaged Property.

“REO Property File” shall have the meaning assigned thereto in the Custody Agreement.

“REO Property Schedule” means the list of REO Properties delivered by the related Seller to the related Buyer and Custodian together with each Transaction Notice and attached by the Custodian to the related Trust Receipt. Each REO Property Schedule shall set forth the information required by the related Buyer and any other additional items to be delivered as set forth on Annex 1 to the Custody Agreement.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Sellers or any other person or entity with respect to a Purchased Asset. Records shall include, without limitation, (i) with respect to each Loan, the Notes, any Mortgages, the Loan Files and the complete payment and modification history of such Loan, (ii) with respect to each Purchased Security, the Purchased Security Information and (iii) with respect to each REO Property, the Eligible Stock certificates and the related REO Property File, and (iv) any other instruments necessary to document or service any Purchased Asset.

“REIT” means a real estate investment trust, as defined in Section 856 of the Code.

“Repurchase Date” shall have the meaning assigned thereto in Section 3(b) and shall also include the date determined by application of Section 19.

“Repurchase Price” means the price at which Purchased Assets are to be transferred from the related Buyer to the related Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the-Purchase Price and the Price Differential as of the date of such determination.

“Residential Dwelling” shall mean any one of the following: (i) a detached single family dwelling, (ii) a two-to-four family dwelling, (iii) a unit in a condominium project, (iv) a townhouse, (v) a co-operative unit or (vi) a detached single family dwelling in a planned unit development. Mortgaged Properties that consist of the following property types are not Residential Dwellings: (a) mixed use properties, (b) log homes, (c) earthen homes, (d) underground homes, (e) mobile homes or manufactured housing units, (f) any dwelling situated on more than ten acres of property and (g) any dwelling situated on a leasehold estate.

“Seasoned Performing Loan” means a Loan which (i) is not thirty (30) days or more Delinquent as of the Purchase Date of such Loan (ii) has not been between thirty (30) days and fifty-nine (59) days Delinquent more than once during the twelve (12) month period immediately preceding the initial Purchase Date of such Loan (iii) has not been sixty (60) days or more Delinquent at any time during the twelve (12) month period immediately preceding the initial Purchase Date of such Loan and (iv) was originated more than ninety (90) days prior to the initial Purchase Date of such Loan.

“Seasoned Re-Performing Loan” means a Loan which is current as to payments of principal and interest as of date of determination but in the previous twelve (12) months, does not meet the delinquency requirements of Seasoned Performing Loans.

“Seasoned Sub-Performing Loan” means a Loan which (i) was originated more than ninety (90) days prior to the initial Purchase Date of such Loan and (ii) does not meet the criteria set forth in the definition of Seasoned Performing Loan.

“Second Lien Mortgage Loan” shall mean an Eligible Asset secured by a lien on the Mortgaged Property, which is subject to one prior lien on such Mortgaged Property.

“Security Agreement” shall mean with respect to any Loan, any contract, instrument or other document related to security for repayment thereof (other than the related Mortgage and Note), executed by the Mortgagor and/or others in connection with such Loan, including without limitation, any security agreement, guaranty, title insurance policy, hazard insurance policy, chattel mortgage, letter of credit or certificate of deposit or other pledged accounts, and any other documents and records relating to any of the foregoing.

“Seller’s Release” shall mean a letter, in the form of Exhibit F-l, delivered by the applicable Seller when no warehouse lender has an interest in a Loan, unconditionally releasing all of such Seller’s right, title and interest in such Loan upon receipt, of the Purchase Price by such Seller.

“Servicer” means (i) NMI or (ii) any other servicer approved by Buyers in their sole discretion.

“Servicing Agreement” means any agreement (other than the Custody Agreement) giving rise or relating to Servicing Rights with respect to a Purchased Asset, including any assignment or other agreement relating to such agreement.

“Servicing File” means with respect to each Loan, the file retained by Seller consisting of originals of all documents in the Loan File which are not delivered to a Custodian and copies of all documents in the Loan File set forth in Section 2 of the Custody Agreement.

“Servicing Rights” means contractual, possessory or other rights of any Seller or any other Person arising under a Servicing Agreement or otherwise, to administer or service a Purchased Asset or to possess related Records.

“Settlement Agent” shall mean, with respect to any Transaction, a title company, escrow company or attorney that is (i) unaffiliated with any Seller, (ii) bonded by an Approved Title Insurance Company and (iii) insured against errors and omissions in an amount satisfactory to Buyers in their sole discretion, to which the proceeds of any Transaction related to a Wet-Ink Mortgage Loan are to be wired prior to the occurrence of such Transaction in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated.

“60-Day Delinquent Loan” shall mean a Loan which is more than fifty-nine (59), but less than ninety (90) days, Delinquent.

“Special Purpose Entity” shall mean a bankruptcy remote special purpose entity which has restrictions and limitations in its organizational documents that are consistent with its bankruptcy remote special purpose entity status and is acceptable to Buyers.

“Stock Summary” shall mean a summary of information related to the Eligible Stock required to be delivered by the related Seller to the Buyer pursuant to Section 4(a) hereof, which schedule shall contain the following information with respect to each Eligible Stock certificate, (i) the name of the related Eligible Entity and state of formation/authorization, (ii) the class of stock, (iii) the certificate number, (iv) the number of shares and (v) any other information reasonably requested by Buyers.

“Subprime Loan” means a Loan which satisfies the criteria for such Loans in the Underwriting Guidelines.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, provided, however, that (i) NovaStar Home Mortgage, Inc. shall not be deemed to be a Subsidiary of any Seller, and (ii) for purposes of Section 18 hereof, subsidiary shall mean any such corporation, partnership or other entity that has, as of the end of the then prior calendar month, total assets in excess of $5,000,000 (determined in accordance with GAAP),

“Termination Date” has the meaning assigned thereto in Section 27.

“30-Day Delinquent Loan” shall mean a Loan which is thirty (30) days or more Delinquent, but less than sixty (60) days Delinquent.

“Transaction” has the meaning assigned thereto in Section 1.

“Transaction Notice” means a written request of a Seller to enter into a Transaction, substantially in the form of Exhibit E hereto, which is delivered to the related Buyer in electronic format or other means acceptable to the Buyer.

“Transfer Documents” shall mean all documents required to re-register the Purchased Eligible Stock in the name of the Buyer including, an undated stock power covering such Eligible Stock, duly executed in blank and the original Eligible Stock.

“Trust Receipt” means a Trust Receipt and Certification as defined in the Custody Agreement.

“Underlying Mortgaged Property” shall mean with respect to each Co-op Loan, the underlying real property owned by the related residential cooperative housing corporation.

“Underwriting Guidelines” means, for each Seller, such Seller’s loan underwriting guidelines in effect as of the date of this Agreement, which have been approved in writing by Buyers, as the same may be amended from time to time in accordance with Section 13(s) of this Agreement.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“Unrestricted Cash” means cash and Cash Equivalents, of NFI on a consolidated basis that are not (i) subject to a lien in favor of any Person (ii) required to be maintained in a segregated account or (iii) held for the benefit of any other Person.

“Warehouse Lender’s Release” shall mean a letter, in the form of Exhibit F-2, from a warehouse lender to the related Buyer, unconditionally releasing all of warehouse lender’s right, title and interest in certain Loans identified therein upon receipt, of payment by the warehouse lender.

“Wet-Ink Mortgage Loan” shall have the meaning assigned thereto in the Custody Agreement.

b. Capitalized terms used but not defined in this Agreement shall have the meanings assigned thereto in the Custody Agreement.

c. Interpretation.

Headings are for convenience only and do not affect interpretation. The following rules of this subsection (c) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default exists until it has been waived in writing by Buyers or has been timely cured. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this

Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Sellers. Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to any Seller by any Buyer or an authorized officer of any Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where a Seller is required to provide any document to a Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless such Buyer requests otherwise. At the request of such Buyer, the document shall be provided in computer disk form or both printed and computer disk form. This Agreement is the result of negotiations among, and has been reviewed by counsel to, Buyers and Sellers, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyers may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by Buyers shall not be construed to require Buyers to request or await receipt of information or documentation not immediately available from or with respect to Sellers, a servicer of the Purchased Assets, any other Person or the Purchased Assets themselves.

3. THE TRANSACTIONS

a. The related Seller shall repurchase Purchased Assets from the related Buyer on each related Repurchase Date. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset. The related Seller is obligated to obtain the Purchased Assets from the related Buyer or its designee (including the Custodian) at such Seller’s expense on (or after) the related Repurchase Date.

b. Provided that the applicable conditions in Sections 9(a) and (b) have been satisfied, each Purchased Asset that is repurchased by the related Seller on the Repurchase Date occurring on either (i) the last Business Day of each month following the related Purchase Date or (ii) any other Business Day set forth in the related Transaction Notice (the day of the month so determined for each month, a “Repurchase Date”, which term shall also include the date determined by application of Section 19) shall automatically become subject to a new Transaction unless the related Buyer is notified by such Seller at least one (1) Business Day prior to any such Repurchase Date, provided that if the Repurchase Date so determined is later than the Termination Date, the Repurchase Date for such Transaction shall automatically reset to the Termination Date, and the provisions of this sentence as it might relate to a new Transaction shall expire on such date. For each new Transaction, unless otherwise agreed, (y) the accrued and unpaid Price Differential shall be Settled in cash on each related Repurchase Date, and (z) the Pricing Rate shall be as set forth in the Pricing Side Letter.

c. If a Seller repurchases Purchased Assets on any day which is not a Repurchase Date for such Purchased Assets without having provided related Buyer notice of such repurchase by no later than 11:00 a.m. (New York City time) one (1) Business Day prior to such repurchase, such Seller shall indemnify the related Buyer and hold the related Buyer harmless from any losses, costs and/or expenses which the related Buyer sustains or incurs arising from the reemployment of funds obtained by the related Buyer hereunder or from fees payable to terminate the deposits from which such funds were obtained (“Breakage Costs”). The related Buyer shall deliver to such Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined in good faith by the related Buyer to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon such Seller, absent manifest error. The provisions of this Section 3(c) shall survive termination of this Agreement and the repurchase of all Purchased Assets subject to Transactions hereunder.

d. From time to time, during the term of the Repurchase Agreement, a Seller may provide notice to the relevant Buyer (the “Deposit Notice”) before 5:00 pm New York City time on any Business Day that such Seller has excess cash to deposit in an account held at such Buyer or an Affiliate of such Buyer (the “Collateral Account”). Upon receipt of the Deposit Notice and provided that there is no Margin Deficit and no Default or Event of Default has occurred or is continuing, the relevant Seller shall transfer cash to the Collateral Account. All amounts on deposit in the Collateral Account shall earn interest (the “Collateral Account Credits”) at an interest rate equal to LIBOR plus 0.45% and calculated in the same manner as the calculation of the Price Differential. The Buyers shall credit, set off and net any accrued Collateral Account Credits against any amounts owed in respect of accrued, but unpaid Price Differential, provided that (i) in no event will a Seller be entitled to any Collateral Account Credits in excess of the Price Differential and (ii) no Seller shall be entitled to carryover any Collateral Account Credits in any applicable calculation period to any future period. All amounts on deposit at any time in the Collateral Account shall be considered Collateral for purposes of the Repurchase Agreement. Provided that there is no Margin Deficit and that no Default or Event of Default has occurred or is continuing, the relevant Buyer shall release any amounts in the Collateral Account on one (1) Business Day’s prior written notice from the related Seller. At any time, Buyers may, in their sole discretion, and provided that there is no Margin Deficit and that no Default or Event of Default has occurred or is continuing, terminate the Collateral Account by returning any amounts on deposit in the Collateral Account to the relevant Seller.

e. If Executive Officers of NFI cease to comprise the majority of the members of the board of directors of HomeView at any time during the term of this Agreement, the Buyers shall not enter into any further Transactions with HomeView with respect to any Eligible Assets (including, without limitation, any Purchased Assets then subject to outstanding Transactions).

f. If Executive Officers of NFI cease to comprise the majority of the members of the board of directors of Acceleron at any time during the term of this Agreement, the Buyers shall not enter into any further Transactions with Acceleron with respect to any Eligible Assets (including, without limitation, any Purchased Assets then subject to outstanding Transactions).

4. ENTERING INTO TRANSACTIONS, TRANSACTION NOTICE; CONFIRMATIONS

a. Subject to the terms and conditions of the Program Documents, the related Buyer hereby agrees to enter into Transactions with a Purchase Price up to the Maximum Aggregate Purchase Price. Unless otherwise agreed, (i) with respect to the purchase of Loans which are not Wet-Ink Mortgage Loans, NFI, NMI, Acceleron or HomeView, as applicable, shall provide to the related Buyer a Transaction Notice prior to 11:00 a.m. New York City time (A) with respect to Seasoned Performing Loans and Seasoned Sub-Performing Loans, two (2) Business Days prior to the proposed Purchase Date and (B) with respect to all other Loans, on the Business Day prior to the proposed Purchase Date (the date on which such Transaction Notice is provided, the “Notice Date”) and deliver a Loan Schedule to the related Buyer and the Custodian and deliver to the Custodian the Loan File in accordance with the Custody Agreement, (ii) with respect to the purchase of Wet-Ink Mortgage Loans, prior to 3:00 p.m., New York City time, on the Business Day prior to the purchase of such Wet-Ink Mortgage Loans by Buyer, NFI, NMI, Acceleron or HomeView, as applicable, shall notify the related Buyer of an estimate of the Purchase Price of such Wet-Ink Mortgage Loans and such Seller shall give the related Buyer a Transaction Notice, prior to 4:00 p.m. New York City time on the proposed Purchase Date (also a “Notice Date”) and deliver a Loan Schedule to the related Buyer and Custodian, (iii) with respect to the purchase of Purchased Securities, NCFC, NCFL, NMI or NFI, as applicable, shall give the related Buyer a Transaction Notice prior to l 1:00 a.m., New York City time two (2) Business Days prior to the purchase of the Purchased Securities (also a “Notice Date”) and deliver the Purchased Security Information to the related Buyer; and (iv) with respect to the purchase of Eligible Stocks, the Seller shall give the related Buyer a Transaction Notice prior to 11:00 a.m. New York City time two (2) Business Days prior to the proposed Purchase Date (also a “Notice Date”) and deliver a Stock Summary (to the extent that a Stock Summary has not been previously provided in connection with an Eligible Entity) to the related Buyer and deliver to the related Buyer and the Custodian the REO Property Schedule and deliver to the Custodian the REO Property File in accordance with the Custody Agreement. Each Loan Schedule, REO Property Schedule, Transaction Notice, Purchased Security Information and Stock Summary shall be delivered in electronic format acceptable to the related Buyer.

b. In the event that any Seller desires that an Eligible Entity purchase from a Seller one or more additional REO Properties (each, an “Added REO Property”), or that such Eligible Entity sell or otherwise dispose of one or more REO Properties (whether to a Seller or any third party) (each, a “Deleted REO Property”), the related Seller shall repurchase the Purchased Eligible Stock of such Eligible Entity in accordance with the terms of this Agreement; provided, however, that if the related Seller desires that the Eligible Stock of such Eligible Entity be immediately subject to a new Transaction hereunder:

(i) notice of such repurchase and the request for such new Transaction shall be given by such Seller by delivery in accordance with Section 4(a) hereof of (A) a Transaction Notice to the related Buyer, (B) an REO Property Schedule to the Custodian covering all REO Properties to be held by such Eligible Entity upon such new Transaction (including all Added REO Properties, but excluding all Deleted REO Properties), and (C) the REO Property File for each REO Property (including all Added REO Properties, but excluding all Deleted REO Properties), if any, that will be held by the Eligible Entity upon such new Transaction that is not then in the possession of the Custodian;

(ii) Buyer shall maintain possession of the Eligible Stock certificates and related Transfer Documents;

(iii) Custodian shall maintain possession pursuant to the Custody Agreement of the REO Property File for each REO Property that was held by the Eligible Entity under the prior Transaction to the extent that such REO Property is identified in the REO Property Schedule for the new Transaction;

(iv) the Repurchase Price for the prior Transaction and the Purchase Price for the new Transaction shall be netted so as to require only one payment (whether from the related Seller to the related Buyer or vice versa); and

(v) to the extent of the Purchase Price for such new Transaction, Seller shall not be liable for Breakage Costs in connection with such repurchase.

Notwithstanding the foregoing, (i) an REO Property that will be an Added REO Property as of the next Purchase Date pursuant to the foregoing procedures, may be transferred to the related Eligible Entity before such Purchase Date, and (ii) an REO Property that has become a Deleted REO Property as of a Repurchase Date pursuant to the foregoing procedures may be removed from the related Eligible Entity after such Repurchase Date, but only if such Deleted REO Property was not identified in the REO Property Schedule delivered in connection with the new Transaction entered into on the related Purchase Date.

c. In the event that the parties hereto desire to enter into a Transaction on terms other than as set forth in this Agreement (as amended by the Pricing Side Letter), the parties shall execute a “Confirmation” specifying such terms prior to entering into such Transaction. Any such Confirmation and the related Transaction Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between the related Buyer and Seller with respect to the Transaction to which the Confirmation relates. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

d. Transaction Notices may be delivered by the related Seller to the related Buyer by electronic mail provided that (i) all Transaction Notices are sent from the address NovaServer@novastar1.com; (ii) all Transaction Notices are sent to the address dbwarehouse@list.db.com and (iii) the Transaction Notices contain the following wire instructions (or such other wire instructions as provided by the Sellers to the Buyers in writing and consented to by the Buyers) for Purchased Assets (excluding Wet-Ink Mortgage Loans and loans subject to a lien by the Seller’s warehouse lender):

Wachovia Bank

Charlotte, NC

ABA 053-000-219

Account: XXXXXXXXXXXXX

Account Name: NovaStar operating

Ref: NOVASTAR

Wachovia Bank

Charlotte, NC

ABA 053-000-219

Account: XXXXXXXXXXXXX

Account Name: Acceleron operating

Ref: NOVASTAR

Wachovia Bank

Charlotte, NC

ABA 053-000-219

Account: XXXXXXXXXXXXX

Account Name: Homeview operating

Ref: NOVASTAR

Transaction Notices delivered by electronic mail and actually received by the Buyers shall have the same binding legal effect as any other means of delivery permitted pursuant to Section 35. At any time, the related Buyer may, in its sole discretion, (i) require that the related Seller provide an additional signed copy of an executed Transaction Notice by facsimile or other means or (ii) terminate the ability of such Seller to provide Transaction Notices to the related Buyer by electronic mail. By such Sellers’ receipt in accordance with the wire instructions identified in the Seller’s Release Letter signed by such Seller (or the receipt of such Seller’s warehouse lender in accordance with the wire instructions identified in the Warehouse Lender’s Release signed by the warehouse lender) of the wire transfer of funds and in the case of Wet-Ink Mortgage Loans, the related Seller providing any such additional funds to the Disbursement Agent, without immediate written objection by such Seller, (i) the authenticity of such Seller shall be confirmed, (ii) such Seller shall have further confirmed that it is bound by all of the terms contained therein and herein and (iii) the related Buyer can unequivocally rely on such authentication of such Seller. In addition to the indemnification provisions set forth in Section 22 herein, the Sellers agree to indemnify and hold the Buyers harmless from any and all claims, damages, losses, liabilities and expenses (including, without limitation, Breakage Costs, reasonable fees and expenses of counsel and allocated costs of internal counsel) that may be incurred by or asserted or awarded, in each case arising out of or in connection with or by reason of the electronic delivery of Transaction Notices, including any unauthorized transmission or non-authenticated transmission. In the event that the related Buyer does not receive or can not receive Transaction Notices by electronic mail (including, without limitation, as a result of any errors or malfunction of Buyers’ computer systems), it is the responsibility of the Sellers in all cases to utilize other means of delivery and the Buyers shall not be liable for any damages of Sellers as a result of the Buyers’ inability to receive Transaction Notices by electronic mail.

5. PAYMENT AND TRANSFER

Unless otherwise agreed, all transfers of funds hereunder shall be in immediately available funds and all Purchased Assets transferred shall be transferred to the Custodian pursuant to the Custody Agreement. Any Repurchase Price or Price Differential received by the related Buyer after 2:00 p.m. New York City time shall be applied on the next succeeding Business Day.

6. MARGIN MAINTENANCE

a. If at any time either (i) the aggregate Market Value of all Purchased Assets subject to all Transactions is less than the aggregate Buyer’s MV Margin Amount for all such Transactions, or (ii) the aggregate unpaid principal balance of the Purchased Assets for all Transactions is less than the sum of the aggregate Buyer’s Par Margin Amount for all such Transactions (either such event, a “Margin Deficit”), then the related Buyer may by notice to Sellers require Sellers in such Transactions to transfer to the related Buyer cash or, at the related Buyer’s option (and provided Sellers have additional Eligible Assets), additional Eligible Assets (“Additional Purchased Assets), so that both (x) the cash and aggregate Market Value of such Purchased Assets, including any such Additional Purchased Assets, will thereupon equal or exceed such aggregate Buyer’s MV Margin Amount, and (y) the cash and unpaid principal balance of such Purchased Assets, including any such Additional Purchased Assets, will thereupon equal or exceed such aggregate Buyer’s Par Margin Amount (either such requirement, a “Margin Call”).

b. Notice required pursuant to Section 6(a) may be given by any means provided in Section 35 hereof. Any notice given on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. New York City time on the following Business Day. The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Sellers and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Sellers.

7. INCOME PAYMENTS

Where a particular term of a Transaction extends over an Income payment date on the Purchased Assets subject to that Transaction, such Income shall be the property of Buyers. Notwithstanding the foregoing, and provided no Default has occurred and is continuing, Buyers agree that Sellers shall be entitled to receive an amount equal to all Income paid on the Purchased Assets that is not otherwise received by Sellers, to the full extent it would be so entitled if the Purchased Assets had not been sold to Buyers. Provided no Default has occurred and is continuing, Buyers shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyers shall reasonably determine in their sole discretion), on the Repurchase Date following the date such Income is received by Buyers (or a servicer on its behalf) either (i) transfer (or permit the servicer to transfer) to Sellers such Income with respect to any Purchased Assets subject to such Transaction or (ii) if a Margin Deficit then exists, apply the Income payment to reduce the amount, if any, to be transferred to Buyers by Sellers upon termination of such Transaction. Buyers shall not be obligated to take any action pursuant to the preceding sentences to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Sellers transfer to Buyers cash or Additional Purchased Assets sufficient to eliminate such Margin Deficit. With respect to each Repurchase Date, the Sellers shall remit all Income as follows:

(i) first, to the payment of all costs and fees payable by the Sellers pursuant to the this Agreement;

(ii) second, to the Buyers in payment of any accrued and unpaid Price Differential;

(iii) third, without limiting the rights of Buyers under Section 6 hereof, to the Buyers, in the amount of any unpaid Margin Deficit;

(iv) fourth, to repurchase any Purchased Assets on the Repurchase Date that will not be subject to any new Transactions; and

(v) fifth, any remaining amounts for the benefit of the Sellers.

If an Event of Default has occurred and is continuing, the Sellers shall, and the Sellers shall cause the Servicer to, remit all Income to the Collection Account.

8. SECURITY INTEREST

Sellers and Buyers intend that the Transactions hereunder be sales to Buyers of the Purchased Assets and not loans from Buyers to Sellers secured by the Purchased Assets. However, in order to preserve Buyers’ rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for performance by any Seller of any of its Obligations, Sellers hereby grant Buyers a fully perfected security interest in the following property, whether now existing or hereafter acquired: the Purchased Assets and all claims and payments thereunder, any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing, all “accounts” as defined in the Uniform Commercial Code relating to or constituting any or all of the foregoing, the Collection Account, all other insurance policies and insurance proceeds relating to any Purchased Asset or the related Mortgaged Property, all Hedge Instruments, any takeout commitments issued with respect to any Purchased Asset, any security account and all rights to Income and the rights to enforce such payments arising from any of the Purchased Assets, the servicing rights to the related Loans, all guarantees or other support for the related Loans, and any and all replacements, substitutions, distributions on, or proceeds with respect to, any of the foregoing (collectively the “Collateral”). The parties acknowledge and agree that the perfection of such security interest with respect to any “definitive” certificated Purchased Securities and Purchased Eligible Stock is intended to be accomplished through possession of the related Purchased Security and Purchased Eligible Stock by Buyers or by any other person on Buyers’ behalf and perfection of such security interests with respect to the beneficial interest in book entry Purchased Securities shall be registered in the related Buyer’s name through The Depository Trust Company.

9. CONDITIONS PRECEDENT

a. As conditions precedent to the initial Transaction, Buyers shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyers and duly executed by each party thereto (as applicable):

(i) The Program Documents duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(ii) A certified copy of each Seller’s consents or corporate resolutions, as applicable, approving the Program Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;

(iii) An incumbency certificate of the secretaries of Sellers certifying the names, true signatures and titles of Sellers’ representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(iv) An opinion of Sellers’ counsel as to such matters as Buyers may reasonably request (including, without limitation, a corporate and enforceability opinion, a “repurchase agreement” opinion and a perfected security interest opinion) and in form and substance acceptable to Buyers;

(v) A copy of the Underwriting Guidelines certified by an officer of NFI;

(vi) The initial payment in respect of the Facility Fee Amount and the legal fees as set forth in the Pricing Side Letter; and

(vii) Any other documents reasonably requested by Buyers.

b. The obligation of Buyers to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(i) Buyers or their designee shall have received on or before the day of a Transaction with respect to such Purchased Assets (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyers and (if applicable) duly executed:

(A)	a Transaction Notice;

(B)	with respect to Loans, a Loan Schedule delivered pursuant to Section 4(a) and the related Trust Receipt with the Loan Schedule attached delivered by the Custodian;

(C)	with respect to Purchased Securities, the definitive certificates representing ownership of such Purchased Asset in the name of the related Buyer shall be delivered to the related Buyer or with respect to any book entry Purchased Security, evidence that such Purchased Securities have been registered in the related Buyer’s name through The Depository Trust Company and any required Control Agreement, and the related Purchased Security Information shall be delivered to Buyers;

(D)	with respect to the Eligible Stock, (i) the Stock Summary, to the extent not previously provided (unless previously returned to any Seller), (ii) the Transfer Documents, to the extent not previously provided (unless previously returned to any Seller), and an opinion of counsel satisfactory to the Buyer, to the extent not previously provided, as to the formation and existence and the bankruptcy remoteness of the related Eligible Entity and as to the attachment and perfection of the security interest in favor of the Buyer in the Eligible Stock, and (iii) the related Trust Receipt with the REO Property Schedule attached delivered by the Custodian;

(E)	Such certificates, customary opinions of counsel or other documents as Buyers may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyers in their commercially reasonable judgment;

(F)	A copy of the Underwriting Guidelines to the extent such guidelines have been amended;

(G)	All accrued, but unpaid, payments in respect of the Facility Fee Amount; and

(H)	A completed and duly executed Seller’s Release and/or Warehouse Lender’s Release for such Purchased Assets, as applicable.

(ii) No Default or Event of Default shall have occurred and be continuing.

(iii) Buyers shall not have reasonably determined that a change in any requirement of law or in the interpretation or administration of any requirement of law applicable to Buyers has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on LIBOR unless the relevant Seller shall have elected pursuant to Section 15(b) hereof that the Pricing Rate for all Transactions be based upon the Prime Rate.

(iv) All representations and warranties in the Program Documents shall be true and correct on the date of such Transaction.

(v) The then aggregate outstanding Purchase Price for all Purchased Assets and advances outstanding under the Loan Advance Facility, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price.

(vi) Satisfaction of any conditions precedent to the initial Transaction as set forth in clause (a) of this Section 9 that were not satisfied prior to such initial Purchase Date.

(vii) The Purchase Price for the requested Transaction shall not be less than $5,000,000 in any one Business Day, provided that such minimum shall not apply to Wet-Ink Mortgage Loans.

(viii) Buyers shall have determined that all actions necessary or, in the opinion of Buyer, desirable to maintain the related Buyer’s perfected interest in the Purchased Assets and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1.

(ix) Sellers shall have paid to Buyers any fees or expenses owed to Buyers.

(x) Buyers or their designee shall have received any other documents reasonably requested by Buyers.

(xi) Such Transaction when added to all other Transactions previously entered into on such Business Day shall not exceed four (4) Transactions.

(xii) There is no Margin Deficit at the time immediately prior to entering into a new Transaction.

10. RELEASE OF PURCHASED ASSETS

Upon timely payment in full of the Repurchase Price and all other Obligations owing with respect to a Purchased Asset, if no Default or Event of Default has occurred and is continuing, Buyers shall, and with respect to Loans, shall direct Custodian to, release such Purchased Asset unless such release would give rise to or perpetuate a Margin Deficit. Except as set forth in Section 6(a), the related Seller shall give at least one (1) Business Day prior written notice to the related Buyer if such repurchase shall occur on any date other than the Repurchase Date set forth in Section 3(b).

If such a Margin Deficit is applicable, the related Buyer shall notify Sellers of the amount thereof and Sellers shall thereupon satisfy the Margin Call in the manner specified in Section 6.

11. RELIANCE

With respect to any Transaction, Buyers may conclusively rely upon, and shall incur no liability to Sellers in acting upon, any request or other communication that Buyers reasonably believe to have been given or made by a person authorized to enter into a Transaction on Sellers’ behalf.

12. REPRESENTATIONS AND WARRANTIES

Each Seller hereby represents and warrants, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant, that:

a. Due Organization and Qualification. Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction under whose laws it is organized. Each Seller is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the conduct of its business as currently conducted and the performance of its obligations under the Program Documents except where any failure to be so qualified and in good standing or to obtain such a license, permit, charter, registration or approval will not cause a Material Adverse Effect or impair the enforceability of any Asset.

b. Power and Authority. Each Seller has all necessary power and authority to conduct its business as currently conducted, to execute, deliver and perform its obligations under the Program Documents and to consummate the Transactions.

c. Due Authorization. The execution, delivery and performance of the Program Documents by each Seller has been duly authorized by all necessary action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person other than any that have heretofore been obtained, given or made.

d. Noncontravention. None of the execution and delivery of the Program Documents by any Seller or the consummation of the Transactions and transactions thereunder:

(i) conflicts with, breaches or violates any provision of the organizational documents of such Seller or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to such Seller or its properties;

(ii) constitutes a material default by such Seller under any loan or repurchase agreement, mortgage, indenture or other agreement or instrument to which such Seller is a party or by which it or any of its properties is or may be bound or affected; or

(iii) results in or requires the creation of any lien upon or in respect of any of the assets of such Seller except the lien relating to the Program Documents.

e. Legal Proceeding. There is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator affecting any of the Purchased Assets, any Seller or any of its Affiliates, pending or threatened, which individually or in the aggregate, is reasonably likely to be decided in a manner adverse to such Seller or Affiliate thereof and, if decided adversely, is reasonably likely to have a Material Adverse Effect.

f. Valid and Binding Obligations. Each of the Program Documents to which a Seller is a party, when executed and delivered by such Seller, will constitute the legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

g. Financial Statements. The financial statements of NFI, copies of which have been furnished to Buyers, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of NFI as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no Material Adverse Change with respect to NFI. Except as disclosed in such financial statements, NFI is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a material possibility of causing a Material Adverse Change with respect to NFI.

h. Accuracy of Information. None of the documents or information prepared by or on behalf of any Seller and provided by Sellers to Buyers relating to any Seller’s financial condition contain any statement of a material fact with respect to such Seller or the Transactions that was untrue or misleading in any material respect when made.

i. No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency, or other governmental, instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental person, is required in connection with the execution, delivery and performance by any Seller of this Agreement or the consummation by any Seller of any other Program Document, other than any that have heretofore been obtained, given or made.

j. Compliance With Law. Etc. No practice, procedure or policy employed or proposed to be employed by any Seller in the conduct of their businesses violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in either a Material Adverse Change with respect to such Seller or a Material Adverse Effect.

k. Solvency: Fraudulent Conveyance. Each Seller is solvent and will not be rendered insolvent by the Transaction and, after giving effect to such Transaction, no Seller will be left with an unreasonably small amount of capital with which to engage in its business. No Seller intends to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature. No Seller is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such Seller or any of its assets. The amount of consideration being received by any Seller upon the sale of the Purchased Assets to Buyers constitutes reasonably equivalent value and fair consideration for such Purchased Assets. No Seller is transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors.

l. Investment Company Act Compliance. No Seller is required to be registered as an “investment company” as defined under the Investment Company Act nor as an entity under the control of an “investment company” as defined under the Investment Company Act.

m. Taxes. Each Seller has filed all federal and state tax returns which are required to be filed and paid all taxes, including any assessments received by it, to the extent that such taxes have become due (other than for taxes that are being contested in good faith or for which it has established adequate reserves). Any taxes, fees and other governmental charges payable by such Seller in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

n. Additional Representations. With respect to each Purchased Asset, Sellers, jointly and severally, hereby make all of the applicable representations and warranties (i) set forth in Exhibit B as of the date the Loan File or Wet Funding Package, as applicable, is delivered to the Custodian with respect to the Loans, (ii) set forth on Exhibit C hereto with respect to Purchased Securities and (iii) set forth on Exhibit D with respect to Purchased Eligible Stock and related REO Property. Further, as of each Purchase Date, Sellers shall be deemed to have represented and warranted in like manner that no Seller has any knowledge that any such representation or warranty may have ceased to be true in a material respect as of such date, except as otherwise stated in a Transaction Notice, any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of such Seller. In addition, NFI agrees to make the representations and warranties set forth in Exhibit B to this Agreement as of the “cut-off date” of the securitization or whole loan sale of the related Loans by a Seller or the related Buyer, as applicable; provided, however, that to the extent that NFI has at the time of such securitization or whole loan sale actual knowledge of any facts or circumstances that would render any of such representations and warranties materially false, NFI shall have no obligation to make such materially false representation and warranty.

o. No Broker. No Seller has dealt with any broker, investment banker, agent, or other person, except for Buyers, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if such Seller has dealt with any broker, investment banker, agent, or other person, except for Buyers, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by such Seller.

The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Buyers and shall continue for so long as the Purchased Assets are subject to this Agreement.

13. COVENANTS OF SELLERS

Each Seller hereby covenants with Buyers as follows:

a. Defense of Title. Each Seller warrants and will defend the right, title and interest of Buyers in and to all Collateral against all adverse claims and demands.

b. No Amendment or Compromise. Without Buyers’ prior written consent, no Seller or those acting on a Sellers’ behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Assets, any related rights or any of the Program Documents, provided that any such party may amend or modify a Loan if such amendment or modification does not affect the amount or timing of any payment of principal or interest, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance and does not materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Loan.

c. No Assignment. Except as permitted herein, no Seller or any servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Assets or any interest therein, provided that this Section shall not prevent any of the following: any transfer of Purchased Assets in accordance with the Program Documents; any servicing arrangement between the Servicer and any Seller or its Affiliates; any forward purchase commitment or other type of take out commitment for the Purchased Assets; any contract for the proposed sale of any REO Property to a third party, provided that the related Seller shall comply with Section 4(b) hereof in connection with any sale of such REO Property.

d. Servicing of Loans. Sellers shall cause Servicer to service, or cause to be serviced, all Loans that are part of the Purchased Assets in accordance with Accepted Servicing Practices, pending any delivery of such servicing to Buyers pursuant to this Agreement, employing at least the same procedures and exercising the same care that Servicer customarily employs in servicing Loans for its own account. Sellers shall notify servicers of Buyers’ interest hereunder and Sellers shall notify Buyers of the name and address of all servicers of Loans. Buyers shall have the right to approve each servicer and the form of all Servicing Agreements or servicing side letter agreements. Sellers shall cause the servicer to hold or cause to be held all escrow funds collected with respect to such Loans in trust accounts and shall apply the same for the purposes for Which such funds were collected. Upon the occurrence of an Event of Default, Sellers shall, and shall cause the Servicer to, remit all amounts with respect to principal and interest into the Collection Account. Upon Buyers’ request, Sellers shall provide reasonably promptly to Buyers a letter addressed to and agreed to by each servicer of Loans that are part of the Purchased Assets, in form and substance reasonably satisfactory to Buyers, advising such servicer of such matters as Buyers may reasonably request. If any Seller should discover that, for any reason whatsoever, a Seller or any entity responsible to Seller by contract for managing or servicing any such Loan has failed to perform fully such Seller’s obligations under the Program Documents with respect to the servicing of the Purchased Assets or any of the obligations of such entities with respect to the Purchased Assets, such Seller shall promptly notify Buyers.

e. Preservation of Collateral: Collateral Value. Each Seller shall do all things necessary to preserve the Collateral so that it remains subject to a first priority perfected security interest hereunder. Without limiting the foregoing, each Seller will comply in all material respects, with all rules, regulations and other laws of any Governmental Authority applicable to such Seller relating to the Collateral. No Seller will allow any material default for which such Seller is responsible to occur under any Collateral or any Program Documents and Sellers shall fully perform or cause to be performed in all material respects, when due, all of their obligations under any Collateral or the Program Documents.

f. Maintenance of Papers, Records and Files. Sellers shall require, and Sellers shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Purchased Asset. Sellers will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices and preserve them against loss.

(i) Sellers shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets in accordance with industry custom and practice, including those maintained pursuant to the preceding subsection, and all such Records shall be in Custodian’s possession unless Buyers otherwise approve. No Seller will allow any such papers, records or files that are an original or an only copy to leave Custodian’s possession and come into the possession of any Seller, except for individual items removed in connection with servicing a specific Loan, in which event such Seller will obtain or cause to be obtained a receipt from the Custodian for any such paper, record or file.

(ii) For so long as Buyers have an interest in or lien on any Purchased Asset, Sellers will hold or cause to be held all related Records in trust for Buyers. Sellers shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(iii) Upon reasonable advance notice from Custodian or Buyers, Sellers shall (x) make any and all such Records available to Custodian or Buyers to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyers or their authorized agents to discuss the affairs, finances and accounts of each Seller with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of each Seller with its independent certified public accountants.

g. Financial Statements; Accountants’ Reports; Other Information. Each Seller shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Assets to Buyers. Sellers shall furnish or cause to be furnished to Buyers the following:

(i) Financial Statements. (x) As soon as available and in any event within 90 days after the end of each fiscal year, the consolidated and consolidating, audited balance sheets of NFI as of the end of each fiscal year of NFI, and the audited financial statements of income and changes in equity of NFI, and the audited statement of cash flows of NFI, for such fiscal year and (y) as soon as available and in any event within 45 days after the end of each quarter of NFI, the consolidated and consolidating, unaudited balance sheets of NFI as of the end of each quarter, and the unaudited financial statements of income and changes in equity of NFI, and the unaudited statement of cash flows of NFI, for the portion of the fiscal year then ended, and (z) within 30 days after the end of each month, monthly consolidated and consolidating, and unaudited statements (excluding cash flow statements) and balance sheets as provided in clause (y), all of which have been prepared in accordance with GAAP and certified by NFI’s Treasurer in the form of a compliance certificate to be delivered along with the above financial statements.

(ii) Loan Data. Monthly reports in form and scope satisfactory to Buyers, setting forth data regarding the performance of the Loans for the immediately preceding month, and such other information as Buyers may reasonably request, including, without limitation, any other information regarding the Loans requested by Buyers, the performance of any loans serviced by or on behalf of Servicer and any other financial information regarding NFI reasonably requested by Buyers.

(iii) Monthly Servicing Updates. On or before the second Business Day prior to each Repurchase Date, or any other, time as Buyers request, an electronic transmission in a format acceptable to Buyers containing such information with respect to the Loans and REO Properties as Buyers may reasonably request.

(iv) Monthly Certification. Sellers shall execute and deliver a combined monthly certification substantially in the form of Exhibit A-1 attached hereto and NFI shall execute and deliver a monthly certification substantially in the form of Exhibit A-2 attached hereto.

(v) REIT Reporting. For so long as NFI is in conformity with the requirements for qualification and taxation as a REIT under the Code, a quarterly report of NFI verifying compliance with its status as a real estate investment trust (for the avoidance of doubt, NFI will be deemed to be in compliance with such requirements as long as the annual requirements are satisfied even if on a quarterly basis the annual requirements would not be satisfied if such quarterly results were annualized).

(vi) Purchased Security Reporting. A monthly remittance report containing the Purchased Security Information.

h. Notice of Material Events. Each Seller shall promptly inform Buyers in writing of any of the following:

(i) any Default, Event of Default or default or breach by a Seller of any other material obligation under any Program Document, or the occurrence or existence of any event or circumstance that a Seller reasonably expects will with the passage of time become a Default, Event of Default or such a default or breach by any Seller;

(ii) any material change in the insurance coverage required of any Seller or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(iii) any material dispute, litigation, investigation, proceeding or suspension between a Seller, on the one hand, and any Governmental Authority or any other Person;

(iv) any material adverse change in accounting policies or financial reporting practices of a Seller;

(v) the occurrence of any material employment dispute or licensing issue and a description of the strategy for resolving it;

(vi) any event, circumstance or condition that has resulted, or has a reasonable likelihood of resulting, in either a Material Adverse Change with respect to a Seller or a Material Adverse Effect; and

(vii) any Seller that was qualified as a REIT as of the Effective Date, ceases to continue to operate as a REIT.

i. Maintenance of Licenses. Each Seller shall maintain, all licenses, permits or other approvals necessary, for such Seller to conduct its business and to perform its obligations under the Program Documents, and each Seller shall conduct its business strictly in accordance with applicable law; provided, however, that a failure to comply with the foregoing shall not constitute a Default hereunder so long as (i) such failure does not and is not reasonably likely to cause a Material Adverse Effect, and (ii) such Seller is taking commercially reasonable steps to remedy and prevent the recurrence of such failure.

j. No Withholdings for Taxes. Any payments made by any Seller to Buyers shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if a Seller shall be required by law to deduct or withhold any taxes from any sums payable to Buyers, then such Seller shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to Buyers the sum that would have been payable had such deduction or withholding not been made, and (C) at the time the Price Differential is paid, pay to Buyers all additional amounts as specified by Buyers to preserve the after-tax yield Buyers would have received if such tax had not been imposed. This provision does not apply to income taxes payable by Buyers on their taxable income.

k. Nature of Business. Sellers shall not materially change the nature of the primary business of Sellers as a whole, as a specialty finance company that originates, purchases, sells, invests in and services residential nonconforming loans.

l. Limitation on Distributions. If a Default has occurred and is continuing, no Seller shall pay any dividends or distributions with respect to any capital stock or other equity interests in such Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Seller, except (so long as NFI is otherwise qualified as a REIT) for such dividends and distributions necessary for NFI to maintain its status as a REIT.

m. Use of Custodian. Without the prior written consent of Buyers, no Seller shall use any third party custodian as document custodian other than the Custodian with respect to third party purchasers, prospective third party purchasers, lenders and prospective third party lenders with respect to loans of the same type as the Purchased Assets.

n. Merger of NFI. NFI shall not at any time, directly or indirectly, (i) liquidate or dissolve or enter into any consolidation or merger or be subject to a Change in Control without Buyers’ prior consent; (ii) form or enter into any partnership, joint venture, syndicate or other combination that is reasonably likely to have a Material Adverse Effect; or (iii) take any action that is reasonably likely to cause a Material Adverse Change with respect to NFI or NFI’s Subsidiaries, provided, however, that any Seller may at any time enter into a consolidation or merger with any direct or indirect wholly owned subsidiary of NFI and may sell all or substantially all of its assets to another Seller with prior written notice to the Buyers.

o. Insurance. Sellers will, and Sellers shall cause the Servicer to, obtain and maintain insurance with responsible companies in such amounts and against such risks as are customarily carried by business entities engaged in similar businesses similarly situated, and will furnish Buyers on request full information as to all such insurance, and provide within (15) days after receipt of such request the certificates or other documents evidencing renewal of each such policy.

p. Affiliate Transaction. No Seller will at any time, directly or indirectly, sell, lease or otherwise transfer any material property or assets to, or otherwise acquire any material property or assets from, or otherwise engage in any material transactions with, any of its Affiliates unless the terms thereof are no less favorable to such Seller than those that could be obtained at the time of such transaction in an arm’s length transaction with a Person who is not such an Affiliate.

q. Change of Fiscal Year. No Seller will at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Buyers, change the date on which such Seller’s fiscal year begins from such Seller’s current fiscal year beginning date.

r. Delivery of Servicing Rights. With respect to the Servicing Rights of each Loan, Sellers shall deliver such Servicing Rights to the designee of Buyers, within 75 days of a Purchase Date, unless otherwise stated in writing by Buyers; provided that on each Repurchase Date that is subject to a new Transaction, such delivery requirement is deemed restated for such new Transaction (and the immediately preceding delivery requirement is deemed to be rescinded) in the absence of directions to the contrary from Buyers, and a new 75-day period is deemed to commence as of such Repurchase Date. Sellers’ and Servicer’s transfer of the Servicing Rights under this Section shall be in accordance with customary standards in the industry.

s. Underwriting Guidelines. NFI shall not permit any material modifications to be made to the Underwriting Guidelines without the prior consent of Buyers (such consent not to be unreasonably withheld).

t. Facility Fee Amount. Sellers agree to pay to Buyers, a commitment fee in the amount of the Facility Fee Amount, each such payment to be made in United States dollars, in immediately available funds, without deduction, set-off or counterclaim. Such fee shall be deemed to be earned as of the date hereof. Buyers may, in their sole discretion, net such commitment fee that is due and unpaid from the proceeds of any Purchase Price payable to related Seller. Such fee shall be payable in accordance with the Pricing Side Letter.

u. Establishment of Collection Account. By no later than February 5, 2007, the Sellers shall establish, for the benefit of the Buyers, a Collection Account with the Control Bank in the Buyers’ name for the sole and exclusive benefit of the Buyers. Such account shall be subject to the Collection Account Control Agreement. Upon the occurrence of an Event of Default, the Sellers shall segregate all amounts collected on account of the Purchased Assets, to be held in trust for the benefit of the Buyers, and shall remit such collections into the Collection Account. No amounts deposited into the Collection Account shall be removed without the Buyers’ prior written consent. The Sellers shall follow the instructions of Buyers with respect to the Purchased Assets and deliver to Buyers any information with respect to the Purchased Assets reasonably requested by Buyers. The Sellers shall, and shall cause the Servicer to, deposit or credit to the Collection Account all items to be deposited or credited thereto irrespective of any right of setoff or counterclaim arising in favor of it (or any third party claiming through it) under any other agreement or arrangement.

v. Enforceability Legal Opinion. By no later than January 19, 2007, the Sellers shall provide to Buyers an enforceability legal opinion in form and substance satisfactory to the Buyers.

w. Eligible Entities and REO Properties.

(i) The related Seller covenants and agrees that it will not create or suffer to exist, or permit any Eligible Entity for which its stock is Purchased Eligible Stock to create or suffer to exist, any lien upon any REO Property held by such Eligible Entity, or pledge, option or otherwise encumber, or permit any Eligible Entity to pledge, option or otherwise encumber any REO Property held by such Eligible Entity other than (A) rights of redemption available to the related Borrower under applicable state law, and (B) contracts for the forward sale of such Purchased REO Property. Without the prior written consent of the related Buyer, the related Seller shall not sell, transfer or otherwise dispose of, or permit any Eligible Entity to sell, assign or transfer or otherwise dispose of any REO Property held by an Eligible Entity except in accordance with the procedure specified in Section 4(b) hereof,

(ii) The related Seller shall not permit any Eligible Entity to: (A) issue any stock or other equity securities of any nature (other than to such Seller) or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any of the Eligible Entity, (B) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to any property owned by the Eligible Entity other than as permitted in 13(v)(i) above, (C) create, incur, assume or suffer to exist any Indebtedness or Guarantee obligation; (D) create, incur or permit to exist, or permit or allow others to create, incur or permit to exist, any lien, security interest or claim on or to any of its property other than (1) rights of redemption available to the related Borrower under applicable state law, and (2) contracts for the forward sale of such Purchased REO Property, (E) consummate any merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or sell all or substantially all of its assets other than pursuant to a transaction, the proceeds of which shah be used to repurchase Purchased Eligible Stock as provided hereunder; (E) make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in (any of the foregoing, an “Investment”), any Person; (F) amend its certificate of formation or limited liability company agreement, limited partnership agreement, certificate of incorporation or by-laws or other similar organizational or constitutive documents without the prior written consent of the related Buyer which consent shall not be unreasonably withheld; (G) form any Subsidiaries; or (H) engage in or transact any business or operations other than the acquisition and operation of REO Properties, the ownership thereof, the sale thereof, and activities incidental to any of the foregoing.

(iii) The related Seller shall cause each Eligible Entity for which its stock is Purchased Eligible Stock to maintain its REO Properties in at least the condition received (reasonable wear and tear excepted) and promptly repair any damage or casualty (except to the extent that NMI reasonably has determined in accordance with Acceptable Servicing Practices, not to apply the related insurance proceeds or condemnation awards to the repair or restoration of the REO Property, in which event such unapplied proceeds shall be included in Income for purposes hereof or NMI determines in accordance with Accepted Servicing Practices that such repair is not required to be made and that the failure to make such repair will not have an adverse effect upon the value or habitability of such REO Property). Related Seller shall cause each

Eligible Entity for which its stock is Purchased Eligible Stock to permit the related Buyer and its agents, representatives and employees, upon reasonable prior notice, at such Buyer’s cost, to inspect any of its REO Property and conduct such environmental and engineering studies as such Buyer may require; provided, that such inspections and studies do not materially and unreasonably interfere with the use and operation of such REO Property.

14. REPURCHASE DATE PAYMENTS/COLLECTIONS

On each Repurchase Date, Sellers shall remit or shall cause to be remitted to the related Buyer the Repurchase Price.

15.	REPURCHASE OF PURCHASED ASSETS, CHANGE OF LAW

a. Upon discovery by any Seller of a breach of any of the representations and warranties set forth on Exhibits B, C or D to this Agreement, such Seller shall give prompt written notice thereof to the Buyers. Upon any such discovery by any Buyer, such Buyer will notify Sellers. It is understood and agreed that the representations and warranties set forth in Exhibit B and D to this Agreement with respect to the Loans and REO Properties, respectively, shall survive delivery of the respective Loan Files and REO Property Files to the Custodian with respect to the Loans and REO Properties and shall inure to the benefit of Buyers. The fact that Buyers have conducted or have failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Asset shall not affect Buyers’ right to demand repurchase as provided under this Agreement. Seller shall within five (5) Business Days of the earlier of a Seller’s discovery or a Seller receiving notice, with respect to any Purchased Asset, of (i) any breach of a representation or warranty contained in Exhibits B, C and D of this Agreement or (ii) any failure to deliver any of the items required to be delivered as part of the Loan File or REO Property File within the time period required for delivery pursuant to the Custody Agreement, promptly cure such breach or delivery failure in all material respects. If, within five (5) Business Days after the earlier of any Seller’s discovery of such breach or delivery failure or any Seller receiving notice thereof, such breach or delivery failure has not been remedied by such Seller, such Seller shall promptly upon receipt of written instructions from Buyers purchase such Purchased Asset at a purchase price equal to the Repurchase Price with respect to such Purchased Asset by wire transfer to the account designated by Buyers.

b. If Buyers determine that any Change in Law has made it unlawful or commercially impracticable to engage in any Transactions with the applicable Pricing Rate based on LIBOR, then Sellers (i) shall, upon receipt of notice of such fact and demand from Buyers (with a copy of such notice to Custodian), repurchase the Purchased Assets subject to the Transaction on the next succeeding Business Day and, at Sellers’ election, concurrently enter into a new Transaction with Buyers with a Pricing Rate based on the Prime Rate plus the margin set forth in the Pricing Side Letter as part of the Pricing Rate and (ii) may elect, by giving notice to Buyer and Custodian that all new Transactions shall have Pricing Rates based on the Prime Rate plus such margin.

c. If Buyers determine in their sole discretion that any Change in Law or any change in accounting rules regarding capital requirements has or would have the effect of reducing the rate of return on Buyers’ capital or on the capital of any Affiliate of Buyers then from time to time Sellers will compensate Buyers or Buyers’ Affiliate, as applicable, for such reduced rate of return suffered as a consequence of such Change in Law on terms similar to those imposed by Buyers on their other similarly affected customers. Buyers shall provide Sellers with prompt notice as to any Change in Law having such effect. Notwithstanding any other provisions in this Agreement, in the event of any such Change in Law, Sellers will have the right to terminate all Transactions the outstanding as of a date selected by

Sellers, which date shall be prior to the then applicable Repurchase Date and which date shall thereafter for all purposes hereof be deemed to be the Repurchase Date:

16. RESERVED

17. REPURCHASE TRANSACTIONS

Buyers may, in their sole election, engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of Buyers’ choice, in all cases subject to Buyers’ obligation to reconvey the Purchased Assets (and not substitutes therefor) on the Repurchase Date. In the event Buyers engage in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Buyers shall have the right to assign to Buyers’ counterparty any of the applicable representations or warranties in Exhibits B, C and D to this Agreement and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

18. EVENTS OF DEFAULT

With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute an “Event of Default”:

a. A Seller fails to transfer the Purchased Assets to the related Buyer on the applicable Purchase Date (provided the related Buyer has tendered the related Purchase Price);

b. a Seller either fails to repurchase the Purchased Assets on the applicable Repurchase Date or fails to perform its obligations under Section 6 and such failure is not cured within one (1) Business Day;

c. a Seller shall fail to perform, observe or comply with any other material term, covenant or agreement contained in the Program Documents (other than Exhibits B, C and D to this Agreement) and such failure is not cured within the time period expressly provided or, if no such cure period is provided, within five (5) Business Days (or one (1) Business Day if the Purchased Assets exceed any applicable sublimits) of the earlier of (i) such party’s receipt of written notice from Buyers or Custodian of such breach or (ii) the date on which such party obtains notice or knowledge of the facts giving rise to such breach;

d. any representation, or warranty made by a Seller (or any of Sellers’ officers) in the Program Documents or in any other document delivered in connection therewith shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated (other than the representations or warranties in Exhibits B, C or D which shall be considered solely for the purpose of determining whether the related Purchased Asset is an Eligible Asset, unless Seller shall have made any such representations or warranties with the knowledge that they were materially false or misleading at the time made or repeated or deemed to have been made or repeated);

e. except as specifically set forth in Section (w) below, any Seller, or any of the Subsidiaries of any Seller (i) shall fail to pay any amount in excess of $5,000,000 in respect of any Seller’s or any Seller’s Subsidiaries’, Indebtedness, or of any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) shall fail to make any payment in excess of $5,000,000 when due under a Seller’s or a Seller’s Subsidiaries’, Guarantee of another person’s Indebtedness for borrowed money or (iii) shall otherwise breach the material terms of any instrument, agreement or contract, and shall have failed to cure such breach beyond any applicable cure period, relating to Indebtedness, and such failure or breach shall entitle the related counterparty to declare any such Indebtedness or Guarantee in excess of $5,000,000 to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

f. a custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for a Seller or any Seller’s Subsidiaries, or of any of Seller’s or such Sellers’ Subsidiaries respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or a Seller or any Seller’s Subsidiaries generally fails to pay its debts as they become due; or a Seller or any Seller’s Subsidiaries is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against Seller or any Seller’s Subsidiaries; or any Seller’s or Seller’s Subsidiaries’ Property is sequestered by court or administrative order; or a petition is filed against any Seller or any Seller’s Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect;

g. any Seller or any Seller’s Subsidiaries files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for such Seller or any Seller’s Subsidiaries, or of all or any part of Seller’s or Seller’s Subsidiaries’ Property; or makes an assignment for the benefit of creditors of any Seller or creditors of any Subsidiary of any Seller;

h. a final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Buyers, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against a Seller or any Seller’s Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 90 days from the date of entry thereof and such Seller or any Seller’s Subsidiaries, as applicable, shall not, within said period of 90 days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;

i. any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Seller or any Seller’s Subsidiaries, or shall have taken any action to displace the management of any Seller or any Seller’s Subsidiaries or to curtail its authority in the conduct of the business of any Seller or any Seller’s Subsidiaries, or takes any action in the nature of enforcement to remove, limit or restrict the approval of any Seller or any Seller’s Subsidiaries as an issuer, buyer or a seller/servicer of Loans or securities backed thereby;

j. in the reasonable good faith judgment of Buyers any Material Adverse Effect shall have occurred with respect to any Seller or any Seller’s Subsidiaries taken as a whole or any Material Adverse Change shall have occurred with respect to the financial conditions or operations of any Seller or Servicer;

k. either (1) any Seller shall admit in writing its inability to, or intention not to, perform any of such Seller’s respective material Obligations or (2) a Buyer shall have determined in good faith that Servicer or a Seller is unable to meet its material Obligations;

l. except as expressly permitted in this Agreement, a Seller dissolves, merges or consolidates with another entity, or sells, transfers, or otherwise disposes of a material portion of such Seller’s business or assets (other than a disposition of assets in the ordinary course of business of such Seller) unless Buyers’ written consent is given;

m. this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any material portion of the Purchased Assets or Collateral purported to be covered hereby;

n. any Seller’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of such Seller as a “going concern” or a reference of similar import or shall indicate that any Seller has a negative net worth or is insolvent;

o. if (i) a Change in Control of a Seller shall have occurred, or (ii) NFI Holdings Corp. and/or one or more Affiliates of NFI Holdings Corp. shall cease to own at least 51% of the capital stock of HomeView or Acceleron entitled to voting rights;

p. Buyers shall reasonably request in writing, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of Sellers and such reasonable information and/or responses shall not have been provided within five Business Days of such request;

q. if any Seller admits its inability or is manifestly unable to perform in all material respects fully when such performance will become due any material obligation on such Seller’s part to any broker, dealer, bank or other financial institution in respect of a transaction involving securities, commodities or other instruments not then due (regardless of whether Buyers have any right, title or interest therein);

r. the Adjusted Tangible Net Worth of NFI is less than $300,000,000;

s. the Indebtedness to Adjusted Tangible Net Worth ratio of NFI is greater than 10:1;

t. the Unrestricted Cash plus excess borrowing capacity on committed whole loan non-residual securities and warehouse lines (so long as Sellers have sufficient unencumbered mortgage loans or non-residual securities to utilize such unused borrowing capacity) of NFI is less than the greater of (x) one percent (1%) multiplied by the short term borrowings secured by mortgage loans and mortgage securities as set forth on the current financial statements of the NFI and (y) $15,000,000;

u. if there shall have occurred any outbreak or material escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis, the effect of which on the financial markets is such as to make it, in the reasonable judgment of Buyers, impracticable to continue this Agreement; and

v. if any Seller or any of its affiliates incurs (i) a payment default in respect of any transaction with Buyers or any of their affiliates and such breach is not remedied within one (1) Business Day or (ii) any other default in respect of any transaction, with Buyers or any of their affiliates and such breach is not remedied within five (5) Business Days of such Seller being made aware of such default.

19. REMEDIES

Upon the occurrence of an Event of Default, Buyers, at their option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 18(f) or (g) hereof), shall have any or all of the following rights and remedies, which, if exercised by Buyers, shall be exercised in good faith:

a. The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled).

b. Each Sellers’ obligations hereunder to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyers and applied to the aggregate Repurchase Prices and any other amounts owing by Sellers hereunder; Sellers shall immediately deliver to Buyers or their designee any and all original papers, records and files relating to the Purchased Assets subject to such Transaction then in Sellers’ possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets and Servicing Rights thereon shall be deemed transferred to Buyers.

Buyers may (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to this Section 19(b) without notice or demand of any kind, at a public or private sale and at such price or prices as Buyers may reasonably deem satisfactory any or all Purchased Assets or (B) in their sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Sellers Credit for such Purchased Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Sellers hereunder. Sellers shall remain liable to Buyers for any amounts that remain owing to Buyers following a sale or credit under the preceding sentence. The proceeds of any disposition of Purchased Assets shall be applied first to the reasonable costs and expenses incurred by Buyers in connection with or as a result of an Event of Default; second to Breakage Costs, costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; and fourth to all other Obligations.

The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyers may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate Buyers to liquidate any Purchased Asset on the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyers. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

In addition to their rights hereunder, Buyers shall have the right to proceed against any of Sellers’ assets which may be in the possession of Buyers, any of Buyers’ Affiliates or their designee (including the Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Sellers to Buyers pursuant to this Agreement; provided, however, that the foregoing shall not include any assets held in a custodial capacity by any of the foregoing for the benefit of any third party. Buyers may set off cash, the proceeds of the liquidation of the Purchased Assets and Additional Purchased Assets, any other Collateral or its proceeds and all other sums or obligations owed by Buyers to Sellers against all of Sellers’ Obligations to Buyers, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such Obligations are then due, without prejudice to Buyers’ right to recover any deficiency.

Buyers shall have the right to obtain physical possession of the Records and all other files of Sellers relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of Sellers or any third party acting for Sellers and Sellers shall deliver to Buyers such assignments as Buyers shall request.

Buyers may direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Buyers determine appropriate.

Sellers shall be liable to Buyers for the amount of all expenses (plus interest thereon at a rate equal to the Default Rate), and Breakage Costs including, without limitation, all costs and expenses incurred within 30 days of the Event of Default in connection with hedging or covering transactions related to the Purchased Assets, conduit advances and payments for mortgage insurance.

Each Seller shall cause all sums received by it with respect to the Purchased Assets to be deposited with Custodian (or such other Person as Buyers may direct) after receipt thereof.

Buyers shall without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets and any other Collateral or any portion thereof, collect the payments due with respect to the Purchased Assets and any other Collateral or any portion thereof, and do anything that Buyers are authorized hereunder to do. Sellers shall pay all costs and expenses incurred by Buyers in connection with the appointment and activities of such receiver.

Buyers may enforce their rights and remedies hereunder without prior judicial process or hearing, and Sellers hereby expressly waive, to the extent permitted by law, any right Sellers might otherwise have to require Buyers to enforce their rights by judicial process. Sellers also waive, to the extent permitted by law, any defense Sellers might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets and any other Collateral or from any other election of remedies. Sellers recognize that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

In addition to all the rights and remedies specifically provided herein, Buyers shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute.

Upon the occurrence of an Event of Default, Buyers shall have, except as otherwise expressly provided in this Agreement, the right to exercise any of their rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Sellers.

Sellers hereby authorize Buyers, at Sellers’ expense, to file such financing statement or statements relating to the Purchased Assets and the Collateral without any Seller’s signature thereon as Buyers at their option may deem appropriate, and appoints Buyers as Sellers’ attorney-in-fact to execute any such financing statement or statements in such Seller’s name and to perform all other acts which

Buyers deem appropriate to perfect and continue the lien and security interest granted hereby and to protect, preserve and realize upon the Purchased Assets and the Collateral, including, but not limited to, the right to endorse notes, complete blanks in documents and execute assignments on behalf of Sellers as its attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable without Buyers’ consent.

20. DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Buyers to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyers of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyers provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyers to exercise any of their rights under any other related document. Buyers may exercise at any time after the occurrence of an Event of Default one or more remedies, as they so desire, and may thereafter at any time and from time to time exercise any other remedy or remedies.

21. USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) shall be used by either party hereto in a Transaction.

22. INDEMNITY

a. Sellers agree to pay on demand (i) all reasonable out-of-pocket costs and expenses of Buyers in connection with the preparation, execution, delivery, modification, administration and amendment of the Program Documents (including, without limitation, (A) all collateral review and UCC search and filing fees and expenses and (B) the reasonable fees and expenses of counsel for Buyers with respect to advising Buyers as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement, with respect to negotiations with Sellers or with other creditors of Sellers or any of their Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of Buyers in connection with the enforcement of this Agreement (including any waivers), whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for Buyers) whether or not the transactions contemplated hereby are consummated.

b. Sellers agree to indemnify and hold harmless Buyers and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same is incurred) any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel and allocated costs of internal counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents and all other documents related thereto, any breach of a representation or warranty of Sellers or any Seller’s officer in this Agreement or any other Program Document, and all actions taken pursuant thereto) (i) the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby, (ii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property, or (iii) the actual or alleged violation of any federal, state, municipal or local predatory lending laws, except to the extent such claim, damage, class, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from any Indemnified Party’s gross negligence or willful misconduct or is the result of a claim made by any Seller against any Indemnified Party, and such Seller is ultimately the successful party in any resulting litigation or arbitration. Sellers and Servicer also agree not to assert any claim against Buyers or any of their Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

c. Without limitation on the provisions of Section 6, if any payment of the Repurchase Price of any Transaction is made by a Seller other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 19 or for any other reason, such Seller shall, except as otherwise provided in Sections 15(c) and 24, upon demand by Buyers, pay to Buyers any Breakage Costs incurred as of a result of such payment.

d. If Sellers fail to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Sellers by Buyers, in their sole discretion and Sellers shall remain liable for any such payments by Buyers. No such payment by Buyers shall be deemed a waiver of any of Buyers’ rights under the Program Documents.

e. Without prejudice to the survival of any other agreement of Sellers hereunder, the covenants and obligations of Sellers contained in this Section shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Buyers against full payment therefor.

23. WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Sellers hereby expressly waive, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Assets as a result of restrictions upon Buyers or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Assets shall be disposed of in the event of any disposition pursuant hereto.

24. REIMBURSEMENT

All sums reasonably expended by Buyers in connection with the exercise of any right or remedy provided for herein shall be and remain Sellers’ obligation. Sellers agree to pay, with interest at the Default Rate to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Buyers and/or Custodian in connection with the preparation, enforcement (including any waivers), administration and amendment of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, required or permitted to be taken by Buyers (without duplication to Buyers) and/or Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyers or on their behalf or by refinancing or restructuring in the nature of a “workout.” If Buyers determine that, due to the introduction of, any change in, or the compliance by Buyers with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyers in engaging in the present or any future Transactions, then Sellers agree to pay to Buyers, from time to time, upon demand by Buyers (with a copy to Custodian) the actual cost of additional amounts as specified by Buyers to compensate Buyers for such increased costs. Notwithstanding any other provisions in this Agreement, in the event of any such change in the eurocurrency reserve requirement or the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority, Sellers will have the right to terminate all Transactions then outstanding as of a date selected by Sellers, which date shall be prior to the applicable Repurchase Date and which date shall thereafter for all purposes hereof, be deemed to be the Repurchase Date. In addition, Buyers shall promptly notify Sellers if any events in clause (i) or (ii) of this Section 24 occur.

25. FURTHER ASSURANCES

Sellers agree to do such further acts and things and to execute and deliver to Buyers such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyers to carry into effect the intent and purposes of this Agreement, to perfect the interests of Buyers in the Purchased Assets or to better assure and confirm unto Buyers their rights, powers and remedies hereunder.

26. ENTIRE AGREEMENT

This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings between the parties relating to a sale and repurchase of Purchased Assets and Additional Purchased Assets thereto, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties.

27. TERMINATION

This Agreement shall remain in effect until the earlier of (i) October 8, 2007, (ii) the occurrence of an Event of Default in Section 18(f) or (g), or (iii) at any Buyer’s option, the occurrence of any other Event of Default (such date, the “Termination Date”).

28. ASSIGNMENT

The Program Documents are not assignable by Sellers. Buyers in their sole discretion may at any time assign all or a portion of its rights and obligations under this Agreement and the Program Documents; provided, however, that Buyers shall maintain, for review by Sellers upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyers and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights arid obligations of Buyers hereunder, and (b) Buyers shall, to the extent that such rights and obligations have been so assigned by them to an Eligible Assignee which assumes the obligations of such Buyer, be released from their obligations hereunder accruing thereafter and under the Program Documents. Unless otherwise stated in the Assignment and Acceptance, Sellers shall continue to take directions solely from Buyers unless otherwise notified by Buyers in writing. Buyers may distribute to any prospective assignee any document or other information delivered to Buyers by Sellers.

Notwithstanding any assignment by Buyers pursuant to this Section 28, Buyers shall remain liable as to the Transactions.

29. AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by Sellers and Buyers, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

30. SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

31. BINDING EFFECT: GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that Sellers may not assign or transfer any of their rights or obligations under this Agreement or any other Program Document without the prior written consent of Buyers. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

32. CONSENT TO JURISDICTION

SELLERS HEREBY WAIVE TRIAL BY JURY. SELLERS HEREBY IRREVOCABLY CONSENT TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING. SELLERS HEREBY SUBMIT TO, AND WAIVE ANY OBJECTION SELLERS MAY HAVE TO, NON-EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS.

33. SINGLE AGREEMENT

Sellers and Buyers acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Sellers and Buyers each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

34. INTENT

Sellers and Buyers recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (“USC”) (except insofar as the Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), a “forward contract” as that term is defined in Section 101 of Title 11 of the USC, and a “securities contract” as that term is defined in Section 741 of Title 11 of the USC (except insofar as the Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable).

It is understood that each Buyer’s right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 19 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the USC.

35. NOTICES AND OTHER COMMUNICATIONS

Except as provided herein, any notice required or permitted by this Agreement shall be in writing and shall be effective and deemed delivered only when received by the party to which it is sent; provided, however, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation (without error message) of such transmission. Any such notice shall be sent to a party at the address or facsimile transmission number set forth below:

if to Sellers:

NovaStar Mortgage, Inc.

8140 Ward Parkway, Suite 300

Kansas City, MO 64114

Attention: Todd Phillips

Telephone: (XXX) XXX-XXXX

Facsimile: (XXX) XXX-XXXX

NovaStar Certificates Financing Corporation

8140 Ward Parkway, Suite 300

Kansas City, MO 64114

Attention: Todd Phillips

Telephone: (XXX) XXX-XXXX

Facsimile: (XXX) XXX-XXXX

NovaStar Certificates Financing LLC

8140 Ward Parkway, Suite 300

Kansas City, MO 64114

Attention: Todd Phillips

Telephone: (XXX) XXX-XXXX

Facsimile: (XXX) XXX-XXXX

Acceleron Lending, Inc.

8140 Ward Parkway, Suite 300

Kansas City, MO 64114

Attention: Todd Phillips

Telephone: (XXX) XXX-XXXX

Facsimile: (XXX) XXX-XXXX

NovaStar Financial, Inc.

8140 Ward Parkway, Suite 300

Kansas City, MO 64114

Attention: Todd Phillips

Telephone: (XXX) XXX-XXXX

Facsimile: (XXX) XXX-XXXX

HomeView Lending, Inc.

8140 Ward Parkway, Suite 300

Kansas City, MO 64114

Attention: Todd Phillips

Telephone: (XXX) XXX-XXXX

Facsimile: (XXX) XXX-XXXX

if to Aspen:

Aspen Funding Corp.

60 Wall Street

New York, NY 10005

Attention: Glenn Minkoff

Telephone: (XXX) XXX-XXXX

Facsimile: (XXX) XXX-XXXX

if to Newport:

Newport Funding Corp.

60 Wall Street

New York, NY 10005

Attention: Glenn Minkoff

Telephone: (XXX) XXX-XXXX

Facsimile: (XXX) XXX-XXXX

if to DBSP:

DB Structured Products, Inc.

60 Wall Street

New York, NY 10005

Attention: Glenn Minkoff

Telephone: (XXX) XXX-XXXX

Facsimile: (XXX) XXX-XXXX

as such address or number may be changed by like notice. Notices required to be provided hereunder to one Buyer must be simultaneously provided to all Buyers.

36. CONFIDENTIALITY

a. This Agreement and its terms, provisions, supplements and amendments, and transactions and notices hereunder, are proprietary to each party hereof, and shall be held by them (and Sellers shall cause Servicer to hold them) in strict confidence and shall not be disclosed to any third party without the consent of the other party except for (i) disclosure to such party’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality or (ii) upon prior written notice to the other party, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) with prior written notice to the other party, disclosure to any approved hedge counterparty to the extent necessary to obtain any Hedge Instrument hereunder or (iv) with prior written notice to the other party, any disclosures or filing required under Securities and Exchange Commission or state securities’ laws; provided that no party shall file the Pricing Side Letter with the Securities and Exchange Commission or state securities office, unless otherwise agreed by the other party in writing, and the parties agree to use best efforts not to file the terms of the Pricing Side Letter with any such filing. Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, any party (and each employee, representative, or other agent of any party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

b. Seller Information. Buyers acknowledge that certain of the information provided to them by or on behalf of the Sellers in connection with this Agreement and the transactions contemplated hereby is or may be confidential, and the Buyers agree that, unless the relevant Seller shall otherwise agree in writing, and except as provided in subsections (d) and (e), the Buyers will not disclose to any other person or entity: (i) any information regarding, or copies of, any non-public financial statements, reports and other information furnished by a Seller to the Buyers pursuant to or in connection with any Program Document, or (ii) any other information regarding any party or its Affiliates which is designated by the relevant Seller in writing as confidential; (the information referred to in clauses (i) and (ii) above, whether furnished by a Seller or any attorney for or other representative of such Seller (each a “Seller Information Provider”), is collectively referred to as the “Seller Information”); provided, however, that Seller Information shall not include:

(A) any information which is or becomes generally available to the general public or to the Buyers on a non-confidential basis from a source other than any Seller Information Provider, or which was known to Buyers on a non-confidential basis prior to its disclosure by any Seller Information Provider, or

(B) such other information as may be required to be disclosed, in Buyers’ reasonable judgment, under securities laws applicable to Buyers, including information regarding the nature of any Program Document, the basic terms thereof (including without limitation the amount and nature of the Transactions and of the recourse or other credit enhancement provided by any Seller hereunder), the nature, amount and status of the Purchased Assets and Collateral, and such other information as may be required to be disclosed, in Buyers’ reasonable judgment, under securities laws applicable to Buyers.

c. Disclosure. Notwithstanding subsection (a), but subject to subsections (d) and (e), each party may disclose any Seller Information: (i) to any of such party’s attorneys, consultants, accountants, financial advisors and independent auditors, and any actual or potential assignees of, or participants in, any of the rights or obligations of Buyers, under or in connection with any Program Document, who (A) in the good faith belief of such party, have a need to know such Seller Information, (B) are informed by such party of the confidential nature of Seller Information and the terms of this Section 36, and (C) are subject to confidentiality restrictions generally consistent with this Section 36; (ii) to any other party to any Program Document, for the purposes contemplated thereby and to Sellers, provided, that such other party is obligated to maintain the confidentiality of such Seller Information in accordance with the terms hereof; (iii) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, in order to comply with any law, order, regulation; regulatory request or ruling applicable to such party, (iv) in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose such Seller Information, (v) to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to Sellers or Buyers, as the case may be, relating to such U.S. tax treatment and U.S. tax structure; or (vi) in connection with and reasonably related to the purpose of the enforcement of this Agreement or any other Program Document.

d. Notwithstanding anything contained herein to the contrary, Buyers hereby agrees that they will not (i) use material non-public information-obtained in connection with this Agreement in the trading of Mortgage-Backed Securities or (ii) disclose such information to any Person for use in the trading of Mortgage-Backed Securities, to the extent that such use or disclosure violates federal or state securities laws.

e. Notwithstanding anything contained herein to the contrary, neither Buyers nor any other party to any Program Document shall (i) disclose or otherwise take any action with respect to any information furnished by any Seller or any attorney for or other representative of any Seller that would cause any Seller or any Affiliate thereof to be in violation of any requirement of any law, rule or regulation prohibiting the disclosure of information regarding mortgagors, or (ii) fail to take any action necessary to prevent such disclosure.

37. DUE DILIGENCE

Sellers agree to cooperate with Buyers and their agents in connection with access to any and all documents, records, agreements, instruments or information relating to the Purchased Assets in the possession, or under the control, of Sellers. In addition, Buyers have the right to perform at Sellers’ expense (i) continuing due diligence reviews of NFI and its Affiliates, directors, officers, employees and significant shareholders and (ii) continuing due diligence reviews on a quarterly basis of the Purchased Assets.

38. NO PROCEEDINGS

The Servicer and Sellers hereby covenant and agree (which agreement, shall, pursuant to the terms of this Agreement, be binding upon its successors and assigns) that it shall not institute against, or join any other Person in instituting against, Aspen or Newport any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing Commercial Paper Note (whether or not issued to fund a Loan under this Agreement) issued by Aspen or Newport, as applicable, is paid. The agreements in this Section 38 shall survive the termination of this Agreement and the payment of all obligations hereunder.

39. JOINT AND SEVERALLY LIABILITY

Sellers hereby acknowledge and agree that they are jointly and severally liable to Buyers for all representations, warranties, covenants, obligations and liabilities of each Sellers under the Repurchase Agreement. Sellers hereby further acknowledge and agree that (a) a Default or an Event of Default is hereby considered a Default or an Event of Default by each Seller and (b) Buyers shall have no obligation to proceed against one Seller before proceeding against the other Seller. Sellers hereby waive any defense to their obligations under the Repurchase Agreement based upon or arising out of the disability or other defense or cessation of liability of one Seller versus the other. A Sellers’ subrogation claim arising from payments to Buyer shall constitute a capital investment in another Seller (a) subordinated to any claims of Buyer, and (b) equal to a ratable share of the equity interests in such Seller.

[Signature Page Follows]

IN WITNESS WHEREOF, Sellers and Buyers have caused their names to be signed to this Amended and Restated Master Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.

NOVASTAR MORTGAGE, INC., as Seller

By:	/s/ Todd Phillips
Name:	Todd Phillips
Title:	Vice President, Treasurer and Controller

NOVASTAR CERTIFICATES FINANCING CORPORATION, as Seller

By:	/s/ Todd Phillips
Name:	Todd Phillips
Title:	Vice President, Treasurer and Controller

NOVASTAR CERTIFICATES FINANCING LLC, as Seller

By:	/s/ Todd Phillips
Name:	Todd Phillips
Title:	Vice President, Treasurer and Controller

HOMEVIEW LENDING, INC., as Seller

By:	/s/ Todd Phillips
Name:	Todd Phillips
Title:	Vice President, Treasurer and Controller

NOVASTAR FINANCIAL, INC., as Seller

By:	/s/ Todd Phillips
Name:	Todd Phillips
Title:	Vice President, Treasurer and Controller

ACCELERON LENDING, INC., as Seller

By:	/s/ Todd Phillips
Name:	Todd Phillips
Title:	Vice President, Treasurer and Controller

DB STRUCTURED PRODUCTS, INC., as Buyer and Agent, applicable

By:	/s/ Glenn Minkoff
Name:	Glenn Minkoff
Title:	Director

By:	/s/ John McCarthy
Name:	John McCarthy
Title:	Authorized Signatory

ASPEN FUNDING CORP., as Buyer and Agent, as applicable

By:	/s/ Doris J. Hearn
Name:	Doris J. Hearn
Title:	Vice President

NEWPORT FUNDING CORP., as Buyer and Agent, as applicable

By:	/s/ Doris J. Hearn
Name:	Doris J. Hearn
Title:	Vice President